United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DYCOM INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYCOM INDUSTRIES, INC.
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On November 24, 2009

To our Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Dycom Industries, Inc. (the “Company”) will be held at 11:00 a.m., local time, on Tuesday, November 24, 2009, at the City Club of the Palm Beaches, 11780 U.S. Highway 1, Suite 600, Palm Beach Gardens, Florida 33408.

At the Annual Meeting, you will be asked to vote on the following proposals, which are more fully described in the Proxy Statement accompanying this notice:

1. To elect three directors; and

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal 2010.

The Board of Directors has fixed the close of business on Friday, October 2, 2009, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Richard B. Vilsoet
Secretary
Palm Beach Gardens, Florida
October 27, 2009

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend in person, it is important that your shares be represented and voted. You can vote your shares by signing and dating the enclosed proxy card and returning it in the accompanying envelope or via the Internet or telephone. You will find specific instructions for voting via the Internet or telephone on the proxy card. If you decide to attend the Annual Meeting and prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. If you hold your shares through a broker and wish to vote at the meeting, you will need to obtain a proxy from the institution that holds your shares.

If you choose to attend the meeting, you will be asked to present valid picture identification, and if you hold your shares through a broker, you will be asked to present a copy of your brokerage statement showing your stock ownership as of October 2, 2009.

DYCOM INDUSTRIES, INC.
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Tuesday, November 24, 2009

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dycom Industries, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, November 24, 2009, at the City Club of the Palm Beaches, 11780 U.S. Highway 1, Suite 600, Palm Beach Gardens, Florida 33408, at 11:00 a.m., local time, or at any adjournments thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about October 27, 2009.

What will I be voting on?

At the meeting, you and our other shareholders will be voting on the following:

•	the election of three (3) directors; and

•	the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal 2010.

Who may vote?

You may vote if you owned common stock of the Company as of the close of business on October 2, 2009, the record date for the Annual Meeting. Each share of the Company’s common stock is entitled to one vote on each matter to be voted on. As of the record date, there were 38,994,161 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting.

Who may attend the Annual Meeting?

All shareholders of record at the close of business on October 2, 2009, or their duly appointed proxies, may attend the Annual Meeting. Please be prepared to present valid photo identification for admission to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

If you hold shares in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to attend the Annual Meeting, you will need to bring a copy of a statement reflecting your share ownership as of the record date and check in at the registration desk at the Annual Meeting.

What are the voting recommendations of the Board of Directors?

The Board of Directors recommends that you vote your shares “FOR” each of the nominees named in this Proxy Statement for election to the Board of Directors and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal 2010.

How do I vote?

You may vote your shares in any of the following manners:

•	by signing and dating the enclosed proxy card and returning it in the accompanying envelope;

•	by going to the website www.proxyvote.com, with your proxy card in hand, and following the instructions;

•	by telephone following the instructions included with your proxy card; or

•	by written ballot at the Annual Meeting.

If you are a stockholder of record and you attend the Annual Meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” and you wish to vote at the Annual Meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.

Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy as soon as possible.

What if I hold my shares in “street name”?

Many shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. This is often called holding shares in “street name.” As summarized below, there are some distinctions between record shareholders and “street name” holders.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record for those shares, and these proxy materials are being sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares and you hold your shares in “street name.” In this case, proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, because you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use in directing the vote of your shares.

Can I change my mind after I vote?

Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by filing an instrument of revocation with the Secretary of the Company or by submitting a proxy bearing a later date than the proxy being revoked prior to the Annual Meeting. Additionally, shareholders who attend the Annual Meeting may revoke a previously granted proxy and vote in person. If you hold your shares in “street name” and wish to change your vote at the Annual Meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.

Will my shares be voted if I do not provide my proxy?

If you are a shareholder of record and you do not vote or provide a proxy, your shares will not be voted.

Your shares may be voted if they are held in street name, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors and the ratification of the appointment of the independent auditor are both considered “routine” matters under these rules.

What constitutes a quorum?

The presence in person or by proxy of the holders of a majority of the common stock of the Company will constitute a quorum. A quorum is necessary to transact business at the Annual Meeting. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What vote is required to approve each proposal?

The affirmative vote of a majority of the shares of common stock represented and entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year 2010. Directors are elected by a plurality of the votes cast by the shares of common stock represented and entitled to vote at the Annual Meeting.

Will any other matters be voted on at the Annual Meeting?

As of the date of this Proxy Statement, management of the Company knows of no other matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors, or, in absence of such a recommendation, in accordance with the judgment of the proxy holders.

Deadline for Appointment of Proxies by Telephone or the Internet or Returning Your Proxy Card

Company shareholders should complete and return the proxy card as soon as possible. To be valid, your proxy card must be completed in accordance with the instructions on it and received by us no later than 11:59 p.m., Eastern Time, on November 23, 2009. If you appoint your proxy by telephone or the Internet, we must receive your appointment no later than 11:59 p.m., Eastern Time, on November 23, 2009. If your common shares are held in street name, you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee who holds Company common stock on your behalf.

* * * *

A copy of the Company’s Annual Report to Shareholders, including financial statements for the fiscal years ended July 25, 2009 and July 26, 2008, is enclosed with this Proxy Statement, but such documentation does not constitute a part of the proxy soliciting material.

PROPOSAL 1

ELECTION OF DIRECTORS

The Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three classes, with each class having as equal a number of directors as possible. The Board of Directors currently consists of seven members.

Three director nominees have been nominated for election at the Annual Meeting. The nominees are Stephen C. Coley, Patricia L. Higgins and Steven E. Nielsen. Each nominee was selected by the Corporate Governance Committee and approved by the Board of Directors for submission to shareholders of the Company. Stephen C. Coley, Patricia L. Higgins and Steven E. Nielsen are each currently serving terms that expire at the Annual Meeting and each has been nominated for a three-year term expiring at the fiscal 2012 annual meeting of shareholders.

Each of the nominees has consented to serve if elected to the Board of Directors. If any director nominees become unable to accept nomination or election, which is not anticipated, the persons named as proxies will vote for the election of such other person as the Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

NOMINEES FOR ELECTION AT THIS MEETING

The following table sets forth the name, age and principal occupation of each nominee for election as a director of the Company:

Stephen C. Coley Director since 2003 Age 64	Mr. Coley is a Director Emeritus of McKinsey & Company, Inc. Mr. Coley was a Management Consultant with McKinsey & Company, Inc. from July 1975 to January 2004. Mr. Coley is currently a director of Flagstone Reinsurance Holdings Limited.

Patricia L. Higgins Director since 2008 Age 59	Ms. Higgins was President, Chief Executive Officer, and a director of Switch & Data Facilities Company, Inc., a provider of neutral interconnection and collocation services, from September 2000 to February 2004. Prior to that, Ms. Higgins served as Chairman and Chief Executive Officer of The Research Board, a consulting and research services company for information technology from May 1999 to August 2000. Prior to 1999, Ms. Higgins was the Chief Information Officer of Alcoa Inc. and also held senior management positions at UNISYS Corporation, Verizon (NYNEX) and AT&T Inc. Ms. Higgins is currently a director of Barnes and Noble, Inc., Internap Network Services Corporation, The Travelers Companies, Inc. and Visteon Corporation.

Steven E. Nielsen Director since 1996 Age 46	Mr. Nielsen has been the President and Chief Executive Officer of the Company since March 1999; President and Chief Operating Officer from August 1996 to March 1999; and Vice President from February 1996 to August 1996.

DIRECTORS WHOSE TERMS CONTINUE BEYOND THE MEETING

Thomas G. Baxter Director since 2005 Term expires 2010 Age 62	Mr. Baxter was an advisor of Churchill Ventures Ltd from July 2006 to December 2008. From October 2001 to January 2005 Mr. Baxter was President of Time Warner Cable, a division of Time Warner Inc. Mr. Baxter was President and Chief Executive Officer of Audible, Inc. from February 2000 to July 2001 and an operating partner of Evercore Partners, from 1998 to 2000. Mr. Baxter was a director of Dycom Industries, Inc. from January 1999 to December 2001.

Charles M. Brennan, III Director since 2002 Term expires 2010 Age 67	Mr. Brennan served as Chairman of the Board of Directors of MYR Group, Inc. from March 2006 to December 2007. Mr. Brennan was Chairman and Chief Executive Officer of MYR Group, Inc. from 1989 to April 2000. Mr. Brennan is currently a director of Rogers Corporation.

James A. Chiddix Director since 2007 Term expires 2011 Age 64	Mr. Chiddix has served as Vice Chairman of the Board of Directors at OpenTV Corp. since May 2007; he was Executive Chairman and Chief Executive Officer at OpenTV Corp. from 2004 to 2007. Mr. Chiddix was President of Time Warner Inc.’s Interactive Video Division from 2001 through 2004, and was Senior Vice President, Technology and Chief Technology Officer at Time Warner Cable from 1986 through 2001. Mr. Chiddix is currently a director at ARRIS Group, Inc., Symmetricom, Inc., Virgin Media, Inc. and Shougang Concord Technology Holdings.

Charles B. Coe Director since 2005 Term expires 2011 Age 61	Mr. Coe was President of BellSouth Network Services, from 2000 to 2001; prior to this Mr. Coe held various other executive positions at BellSouth Corporation over a 15 year period. Mr. Coe is currently a director of Internap Network Services Corporation.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote “FOR” the election of Stephen C. Coley, Patricia L. Higgins and Steven E. Nielsen as directors.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

The Company is committed to sound corporate governance and to full compliance with New York Stock Exchange (“NYSE”), Securities and Exchange Commission (“SEC”) and other regulatory and legal requirements. In furtherance of these goals the Board of Directors has adopted a Business Code of Conduct and Ethics, a Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and written charters for each of its Corporate Governance Committee, Compensation Committee and Audit Committee, all of which are available on the Company’s website at www.dycomind.com. Copies of each may also be obtained, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408. These documents are periodically reviewed in light of corporate governance developments and modified as appropriate. Please note that the information contained in or connected to the Company’s website is not intended to be part of this Proxy Statement.

Board Meetings and Attendance

The Board of Directors held eight meetings during the fiscal year ended July 25, 2009. All directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors, if any, on which they served during the periods for which they have served as a director. Attendance at the annual meeting of shareholders is expected of all directors as if it were a regular meeting. All of the directors attended the annual meeting of shareholders held on November 25, 2008.

Board Independence

In accordance with our Corporate Governance Guidelines, the Board of Directors monitors the independence of its members on an ongoing basis using standards set forth in the guidelines. The guidelines reflect the requirements set forth in the NYSE Corporate Governance listing standards. Under these standards, the Board of Directors has determined that each of the six non-management members of the Board of Directors, including the two non-management director nominees that are currently members of the Board of Directors, is independent and that such group constitutes a majority of the Board of Directors. Mr. Nielsen, who serves as our President and Chief Executive Officer, is not independent.

Committees of the Board

The Board of Directors has the authority to appoint committees to perform certain management and administrative functions and currently has an Audit Committee, a Compensation Committee, a Corporate Governance Committee, an Executive Committee and a Finance Committee.

Audit Committee.  The Audit Committee met seven times during fiscal 2009. The following directors are current members of the Audit Committee: Charles M. Brennan, III, Charles B. Coe and Stephen C. Coley. The Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the NYSE Corporate Governance listing standards and our Corporate Governance Guidelines. In addition, the Board of Directors has reviewed the qualifications and experience of each of the Audit Committee members and determined that all members of the Audit Committee are “financially literate” as defined by the NYSE listing standards. The Board of Directors has determined that the Chair of the Audit Committee, Charles M. Brennan, III, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002, and has “accounting or related financial management expertise” within the meaning of the NYSE listing standards. The SEC has indicated that the designation of Mr. Brennan as an audit committee financial expert does not make him an “expert” for any purpose, impose any duties, obligations or liability that are greater than the duties, obligations or liability imposed as a member of the Audit Committee and the Board of Directors in the absence of such designation, or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

The Audit Committee has responsibility for, among other things, assisting the Board of Directors in the oversight of:

•	the quality and integrity of the Company’s financial statements and related disclosure, internal controls and financial reporting;

•	the Company’s compliance with applicable legal and regulatory requirements;

•	the independent auditor’s qualification, independence and performance;

•	the performance of the Company’s internal audit function and control functions; and

•	approval of the fees paid to the Company’s independent auditors.

Compensation Committee.  The Compensation Committee met eleven times during fiscal 2009. The Compensation Committee currently consists of Thomas G. Baxter, Charles B. Coe and Patricia L. Higgins. The Board of Directors has determined that each of the members of the Compensation Committee is independent within the meaning of the NYSE Corporate Governance listing standards and our Corporate Governance Guidelines.

Under its charter, the Compensation Committee has responsibility for, among other things:

•	recommending to the Board of Directors the compensation of the directors;

•	determining the compensation of the Chief Executive Officer and approving the compensation of the other executive officers;

•	administering the Company’s equity-based and incentive compensation plans, policies and programs; and

•	reviewing and discussing with management the Company’s compensation discussion and analysis included elsewhere in this Proxy Statement.

Pursuant to its charter, the Compensation Committee is empowered to hire outside advisors as it deems appropriate to assist it in the performance of its duties. The Compensation Committee has sole authority to retain or terminate any compensation consultants or advisors and to approve their fees. The Compensation Committee has engaged Compensation Strategies, Inc. as an independent executive compensation consulting firm to provide executive compensation consulting services to the Compensation Committee. In fiscal 2009, Compensation Strategies, Inc. attended eight Compensation Committee meetings.

For additional discussion on the services provided by Compensation Strategies, Inc. to the Compensation Committee, as well as the Compensation Committee’s role and the process and procedures for the consideration and determination of executive compensation, see “Director Compensation” beginning on page 9 of this Proxy Statement and “Executive Compensation — Compensation Discussion and Analysis,” beginning on page 13 of this Proxy Statement.

Corporate Governance Committee.  The Corporate Governance Committee met six times during fiscal 2009. The Corporate Governance Committee currently consists of James A. Chiddix, Stephen C. Coley and Patricia L. Higgins. The Board of Directors has determined that each of the members of the Corporate Governance Committee is independent within the meaning of the NYSE Corporate Governance listing standards and our Corporate Governance Guidelines.

The Corporate Governance Committee has responsibility for, among other things:

•	recommending to the Board of Directors the director nominees for election by the Company’s shareholders, including those nominees that are recommended by shareholders in accordance with the procedures set forth below under the caption “Director Candidates”;

•	recommending to the Board of Directors persons to fill vacancies on the Board of Directors;

•	recommending to the Board of Directors the appointment of officers of the Company;

•	periodically reviewing the number and functions of the five committees of the Board of Directors and recommending to the Board of Directors the appointment of its members to serve on the committees;

•	evaluating on an annual basis the performance of individual directors and the independence of outside directors;

•	evaluating the performance of the Chief Executive Officer on an annual basis and submitting its evaluation to the Compensation Committee;

•	reviewing management succession and development plans;

•	establishing criteria and processes for, and lead the Board of Directors and each committee in, their respective annual self-evaluations; and

•	developing and monitoring compliance with a set of corporate governance guidelines.

Executive Committee.  The Executive Committee met twice during fiscal 2009. The Executive Committee currently consists of Thomas G. Baxter, Charles M. Brennan, III and Steven Nielsen. The Executive Committee is empowered to act for the full Board of Directors during intervals between Board of Directors meetings, with the exception of certain matters that by law may not be delegated.

Finance Committee.  The Finance Committee met six times during fiscal 2009. The Finance Committee currently consists of Thomas G. Baxter, Charles M. Brennan, III and Charles B. Coe. The principal functions of the Finance Committee are to set policy for short-term investments; to review borrowing arrangements; and to recommend changes in the capital structure and operating budget of the Company.

Code of Ethics for Senior Financial Officers and Business Code of Conduct and Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers and a Business Code of Conduct and Ethics, each of which is a code of ethics as that term is defined in Item 406(b) of Regulation S-K. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Chief Accounting Officer. The Business Code of Conduct and Ethics applies to all directors, officers, managers and employees of the Company. The Code of Ethics for Senior Financial Officers and the Business Code of Conduct and Ethics reflects the Company’s expectation that its directors, officers and other employees conduct themselves with the highest standard of business ethics. The Company discloses amendments to, or a waiver from, provisions of the Code of Ethics for Senior Financial Officers and the Business Code of Conduct and Ethics by posting such information on the Company’s website at the address specified above.

Executive Sessions of Non-Management Directors

In accordance with the Company’s Corporate Governance Guidelines, non-management directors meet without management present at regularly scheduled executive sessions (at least quarterly). The lead non-management director, who is currently Stephen C. Coley, presides at such sessions.

Communications with the Board of Directors

The Board of Directors has adopted a formal process by which shareholders and other interested parties may communicate with one or more of the Company’s non-management directors, the non-management directors as a group, a committee or the full Board of Directors. Shareholders who wish to communicate with a director or director group should direct their communications in writing to:

Dycom Industries, Inc.
c/o Richard B. Vilsoet, Secretary
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408

The Secretary of the Company has primary responsibility for monitoring director related communications from shareholders and other interested parties and forwarding collected communications to the intended recipient provided they meet certain criteria. In general, communications are forwarded to the intended director or director group as long as the communications do not relate to ordinary business, legal or administrative matters or other non-substantive or inappropriate matters further described in the Company’s Internal Process for Handling Communications to Directors. All concerns and complaints relating to accounting, internal accounting controls or auditing matters, as well as complaints regarding violations of the Business Code of Conduct and Ethics or Code of Ethics for Senior Financial Officers, will be referred to the Audit Committee in accordance with the Company’s Whistleblower Policy and Procedures. Both the Internal Process for Handling Communications to Directors and the Whistleblower Policy and Procedures are available on the Company’s website at www.dycomind.com.

Director Candidates

Pursuant to its charter and the Company’s Corporate Governance Guidelines, the Corporate Governance Committee is responsible for recommending to the Board of Directors the director nominees for election by shareholders of the Company, including those nominees that are recommended by shareholders in accordance with the procedures set forth in the Company’s By-Laws. The process followed by the Corporate Governance Committee to identify and evaluate director candidates includes requests to directors and others for recommendations, engagements of third-party search firms, meetings from time to time to evaluate biographical information and background materials relating to potential candidates, and interviews of selected candidates by members of the Corporate Governance Committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the slate of recommended director nominees, the Corporate Governance Committee will consider numerous attributes, including the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, age, experience and conflicts of interest. The Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for a prospective nominee. The Corporate Governance Committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities and operate effectively.

The Corporate Governance Committee considers director nominee candidates from many sources, including shareholders. If a shareholder wishes to recommend a nominee for director, written notice should be sent to the Secretary of the Company in accordance with the instructions set forth later in this Proxy Statement under “Proposals for Year 2010 Annual Meeting of Shareholders.” Assuming that appropriate biographical and background material has been provided on a timely basis, the Corporate Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Director Compensation

The Company’s compensation program for non-employee directors is designed to enable the Company to attract, retain and motivate highly qualified directors to serve on the Board of Directors. The program is also intended to further align the interests of the directors with those of the shareholders by compensating directors with a mix of cash and equity-based compensation. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors or its committees. The Compensation Committee periodically receives reports on the competitiveness of director compensation for non-employee directors from its independent compensation consultant and is responsible for recommending to the Board of Directors changes in director compensation. In November 2008, Compensation Strategies, Inc. prepared a report regarding the annual equity awards made to directors.

Directors’ Fees.  Non-employee directors received the following fees in fiscal 2009: (i) an annual retainer fee of $30,000; and (ii) a fee of $10,000 for service as Audit Committee chair, $7,500 for service as Compensation Committee chair and $5,000 for service as Corporate Governance Committee chair.

During fiscal 2009, non-employee directors received $2,250 for each regular or special meeting of the Board of Directors attended in person and $1,000 for each telephonic meeting. Non-employee directors received $1,250 for each regular meeting attended in person of the Audit, Corporate Governance, Finance and Executive Committees, and $750 for each telephonic meeting. Non-employee directors received $1,250 for each Compensation Committee meeting at which executive or director compensation was approved, whether attended in person or telephonically, and $750 for all other meetings. All directors are reimbursed for reasonable expenses incurred in connection with all meetings.

Non-Employee Directors’ Equity Plan.  The 2007 Non-Employee Directors Equity Plan, adopted in November 2007, provides for (i) an annual equity award to each continuing non-employee director as of the date of the Company’s annual general meeting of shareholders and (ii) an equity award upon a new non-employee director’s initial election or appointment to the Board of Directors. In each case, the value, type and terms of such awards are approved by the Board of Directors based on the recommendation of the Compensation Committee. Non-qualified stock options, shares of restricted stock, restricted stock units and deferred restricted stock units may be granted under the 2007 Non-Employee Directors Equity Plan. For fiscal 2009, each continuing director was granted 10,000 options to acquire shares of common stock of the Company which vest, subject to continuing service, ratably over four years following the grant date. Additionally, each director received restricted stock units valued at $25,000, based on the closing price of the Company’s common stock on the grant date. These units vest upon the one year anniversary of the date of grant. Pursuant to the 2007 Non-Employee Directors Equity Plan, non-employee directors who do not beneficially own at least 7,500 shares of Company common stock or restricted stock units must elect to receive at least 60% of their annual retainer(s) in restricted shares of Company common stock or restricted stock units, at the Company’s discretion. Additionally, non-employee directors may elect to receive up to 100% of such retainer(s) in restricted shares of Company common stock or restricted stock units. The number of restricted shares of Company common stock or restricted stock units to be granted to a non-employee director is determined by (i) dividing (a) the U.S. dollar amount of the director’s annual retainer(s) elected to be received in the form of restricted stock or restricted stock units by (b) the fair market value of a share of the Company’s common stock on the date such fees are payable and (ii) rounding up to the nearest whole share of common stock. Non-employee directors are permitted to defer settlement of their restricted stock units until the earlier of their termination of service on the Board of Directors for any reason and a date specified by such director. Under the 2007 Non-Employee Directors Equity Plan 300,000 shares of common stock are authorized for issuance and, as of July 25, 2009, the Company had 159,813 shares available for future awards under the plan.

Director Compensation Table

The following table sets forth the compensation for the non-employee members of the Board of Directors for the fiscal year ended July 25, 2009.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)(1)(4)	($)(2)(4)	($)(3)(4)	($)	Earnings ($)	($)	Total ($)

Thomas G. Baxter(5)	$68,752	$41,477	$52,548	—	—	—	$162,777
Charles M. Brennan, III(5)	$71,806	$41,477	$44,075	—	—	—	$157,358
James A. Chiddix(5)	$48,502	$24,575	$21,965	—	—	—	$95,042
Charles B. Coe(5)	$58,009	$40,951	$46,892	—	—	—	$145,852
Stephen C. Coley(5)	$67,801	$58,624	$52,177	—	—	—	$178,602
Patricia L. Higgins(5)	$47,253	$33,941	$10,492	—	—	—	$91,686
Jack H. Smith(6)	$6,000	$(23,856)	$(39,358)	—	—	—	$(57,214)

(1)	Under the 2007 Non-Employee Directors Equity Plan, non-employee directors who do not beneficially own at least 7,500 shares of Company common stock or restricted stock units must elect to receive at least 60% of their annual retainer(s) in restricted shares of common stock or restricted stock units, at the Company’s discretion. Additionally, the non-employee directors may elect to receive up to 100% of such retainer(s) in restricted shares of common stock or restricted stock units, as applicable. The amounts in this column represent the fees that were earned or paid in cash plus the grant date fair value of restricted shares for the annual retainer(s) which the director elected to receive in restricted shares during fiscal 2009. The annual retainer fees which were required to be paid in restricted shares are included in the “Stock Awards” column. For fiscal 2009, the total number of restricted shares and aggregate grant date fair value which were elected to be paid in shares and therefore included in this column is as follows: Charles M. Brennan, III, 3,748 shares having an aggregate grant date fair value of $30,054; Stephen C. Coley, 4,167 shares having an aggregate grant date fair value of $35,049 and Patricia L. Higgins, 608 shares having an aggregate grant date fair value of $6,002.

(2)	The dollar amount shown reflects the amount recognized by the Company during fiscal 2009 for financial statement purposes pursuant to SFAS No. 123(R) (without any reduction for risk of forfeiture) for restricted stock or restricted stock unit awards granted to the non-employee directors during or prior to fiscal 2009, excluding amounts a director elected to receive in restricted shares or restricted stock units (“RSU’s”) as described in footnote (1) above. Each RSU entitles the recipient to one share of the Company’s common stock upon settlement. See Note 15 to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended July 25, 2009, regarding assumptions underlying valuation of equity awards.

(3)	Represents the accounting expense that the Company incurred during fiscal 2009 for stock options granted to the directors during or prior to fiscal 2009. The dollar amount shown reflects the amount recognized for financial statement purposes pursuant to SFAS No. 123(R) (without any reduction for risk of forfeiture). See Note 15 to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended July 25, 2009, regarding assumptions underlying valuation of equity awards.

(4)	The following table shows the grant date fair value of shares of restricted stock, restricted stock units and stock options granted to directors during fiscal 2009 computed in accordance with SFAS 123(R). See Note 15 to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended July 25, 2009, regarding assumptions underlying valuation of equity awards.

		Grant Date	Grant Date
		Fair Value	Fair Value
		of Restricted	of Stock
		Stock/Units	Option
Name	Grant Date	Awards ($)	Awards ($)

Thomas G. Baxter	11/25/2008	$24,998	$29,921
Charles M. Brennan, III	07/28/2008	$5,024	$—
	10/27/2008	$5,005	$—
	11/25/2008	$24,998	$29,921
	01/26/2009	$10,010	$—
	04/27/2009	$10,015	$—
James A. Chiddix	11/25/2008	$24,998	$29,921
Charles B. Coe	07/28/2008	$4,512	$—
	10/27/2008	$4,506	$—
	11/25/2008	$24,998	$29,921
Stephen C. Coley	07/28/2008	$8,768	$—
	10/27/2008	$8,756	$—
	11/25/2008	$24,998	$29,921
	01/26/2009	$8,761	$—
	04/27/2009	$8,765	$—
Patricia L. Higgins	07/28/2008	$7,504	$—
	10/27/2008	$7,501	$—
	11/25/2008	$24,998	$29,921
Jack H. Smith	N/A

(5)	As of July 25, 2009, each non-employee director had the following aggregate number of outstanding unvested restricted stock units and outstanding unexercised stock options:

	Outstanding
	Unvested	Outstanding
	Restricted	Stock
Name	Stock/Units	Options*

Thomas G. Baxter	7,474	24,667
Charles M. Brennan, III	7,474	34,000
James A. Chiddix	4,873	15,000
Charles B. Coe	5,676	24,834
Stephen C. Coley	6,575	31,000
Patricia L. Higgins	4,873	12,604

* Includes vested and unvested stock options.

(6)	Mr. Smith passed away on August 6, 2008.

Compensation Committee Interlocks and Insider Participation

Thomas G. Baxter, Charles B. Coe and Patricia L. Higgins are members of the Compensation Committee. No member of the Compensation Committee is a current or former officer or employee of the Company. In addition, there are no compensation committee interlocks between the Company and other entities involving the Company’s executive officers and the Company’s Board members who serve as executive officers of those other entities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for establishing the Company’s overall executive compensation philosophy and overseeing the Company’s executive compensation program in accordance with its charter. This charter is available on the Company’s website at www.dycomind.com. The Compensation Committee approves the types and amounts of compensation for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table set forth on page 29 of this Proxy Statement (together, the “Named Executive Officers”). Information about the Compensation Committee and its members can be found on page 7 of this Proxy Statement. The Board of Directors has determined that each member of the Compensation Committee is “independent” within the meaning of the New York Stock Exchange corporate governance listing standards and the Company’s Corporate Governance Guidelines.

Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to promote the long-term success of the Company and to increase shareholder value. It rewards executive officers who contribute to the Company’s sustained growth and successful attainment of strategic goals with total compensation that is comparable to those companies with which the Company competes for executive talent. The executive compensation program has been designed to:

•	attract, motivate and retain high quality executives;

•	align the financial interests of those executives with the financial interests of the Company’s shareholders;

•	reward executive actions that enhance long-term shareholder returns; and

•	promote a culture of Company ownership.

To accomplish the objectives set forth above, the Compensation Committee has structured the compensation program to include the following elements:

•	base salaries, which attract, retain and motivate key executives;

•	annual cash incentive awards, which hold executives accountable for annual performance, align executives’ interests with those of shareholders and focuses executives on generating revenues, operating earnings and cash flow; and

•	equity-based compensation, which aligns executives’ interests with those of shareholders, holds executives accountable for long-term performance and encourages ownership of Company stock.

Consistent with the objectives and philosophy of the executive compensation program, the program places a substantial amount of total executive compensation “at risk” based on the performance of the Company and the executive through the annual cash incentive program and equity-based compensation awards granted under the Company’s 2003 Long-Term Incentive Plan. For fiscal 2009, based on the grant date fair value of equity awards, base salary was approximately 35% and 38% of the target total direct compensation, while at-risk, performance based compensation represented approximately 65% and 62%% of target total direct compensation for Messrs. Nielsen and Estes, respectively.

Of the at-risk performance based compensation, approximately 46% and 43% consisted of annual cash incentive awards and approximately 54% and 57% consisted of long-term equity-based incentive awards for Messrs. Nielsen and Estes, respectively. The equity-based incentive awards included stock options, time vesting restricted stock units and performance vesting restricted stock units. With respect to the Named Executive Officers other than Messrs. Nielsen and Estes, and excluding Ms. Aliperta whose employment with the Company ended on September 1, 2009, base salary was approximately 60% of total direct compensation, the fiscal 2009 annual cash incentive award was approximately 20% of total direct compensation, and at-risk, long-term equity-based incentive awards were approximately 20% of total direct compensation. The equity-based incentive awards included stock options and time vesting restricted stock units. Messrs. Nielsen and Estes received a greater percentage of performance based compensation than the other Named Executive Officers in order to reflect their relative significance in influencing the operations and performance of the Company.

Overall levels of executive compensation are established based on an assessment of the Company’s performance as a whole. Individual executive compensation is determined based on an assessment of the performance of the Named Executive Officer and the compensation levels of the Company’s peer group. Variation in compensation among the Named Executive Officers reflects the different roles, responsibilities, and performance of the Named Executive Officers as well as their relative value in relation to similarly situated executive officers of the Company’s peer group with which the Company competes for talent. These factors are the basis of the Compensation Committee’s decision regarding determinations of base salary, annual cash incentive awards and long-term equity awards.

In addition to determining the compensation for the Named Executive Officers, the Compensation Committee evaluates risks and rewards associated with the Company’s overall compensation philosophy and structure. Management and the Compensation Committee discuss those practices that identify and mitigate potential risks, as necessary. With respect to the elements of compensation:

•	Base salary provides a fixed level of compensation irrespective of Company performance and therefore does not encourage risk-taking.

•	Annual cash incentives are designed to reward achievement of short-term performance metrics. Undue risk is mitigated through a combination of plan design which places a cap on the maximum annual cash incentive available to the Chief Executive Officer and the Chief Operating Officer, and Board and management procedures that place a cap on the maximum annual cash incentive awards that may be paid to all other Named Executive Officers.

•	Long-term equity compensation is governed in a number of ways to mitigate risks. Specifically, the Company has stock ownership requirements for the Named Executive Officers with respect to time vesting equity awards granted under the Company’s long-term incentive plan as described on page 27 of this Proxy Statement. The maximum number of performance units that may be awarded with respect to an annual performance period or a three-year performance period is capped. Named Executive Officers must also obtain permission from the Company’s General Counsel before the sale of any shares, including those contemplated during any window of time where trading is permitted.

Role of the Compensation Committee

The Compensation Committee is responsible for designing, reviewing and overseeing the administration of the Company’s executive compensation program, and annually reviewing and approving all compensation decisions relating to the Named Executive Officers. Generally, all decisions with respect to determining the amount or form of compensation for the Named Executive Officers are made by the Compensation Committee in accordance with the methodology described below.

To assist the Compensation Committee in making its compensation decisions, management prepares detailed information for certain of the Compensation Committee meetings, which indicates, among other things, the base salary and compensation payouts, both cash and equity, under the Company’s incentive plans over an extended period of years. This information also presents the potential payments to each of the Named Executive Officers under various performance scenarios. The overall purpose of this information is to present, in a unified fashion, all of the elements of actual and potential future compensation possible for the Named Executive Officers. This single presentation assists the Compensation Committee in analyzing the individual elements of compensation (including the compensation mix) and the total amount of actual and projected compensation for a particular performance year.

Additionally, the Compensation Committee reviews information regarding the Company’s peer group, as well as other compensation data, which has been provided by the Committee’s independent compensation consultants, as described below. The Compensation Committee also considers the following factors in setting the target total direct compensation for each Named Executive Officer: (i) the individual responsibilities, experience and achievements of the Named Executive Officers and their potential contributions to the Company’s performance, (ii) recommendations from senior management and (iii) whether the components of a Named Executive Officer’s compensation align with the executive compensation program’s overall objectives.

Role of Consultants and Market Review

The Compensation Committee possesses the authority under its charter to hire outside advisors to provide the Compensation Committee with information as needed in making compensation decisions. Typically, the Compensation Committee engages an independent compensation consultant to conduct a compensation benchmarking study no less than once every two years for the Named Executive Officers. During fiscal 2008, the Compensation Committee retained Compensation Strategies, Inc. (“Compensation Strategies”) to advise it in connection with setting compensation for the Named Executive Officers for fiscal 2009. In connection with this engagement, Compensation Strategies provided market compensation data based upon a peer group of companies (the “Peer Group”). The Peer Group consists of 20 companies from the specialty construction and engineering services industry with annual revenues ranging from $540 million to $9.6 billion. The companies comprising the Peer Group are:

Michael Baker Corporation	MasTec, Inc.
Chicago Bridge & Iron Company N.V.	Matrix Service Company
Emcor Group Inc.	McDermott International, Inc.
Foster Wheeler AG.	Perini Corporation
Global Industries, Ltd.	Pike Electric Corporation
Granite Construction Inc.,	Quanta Services, Inc.
Insituform Technologies, Inc.	Shaw Group Inc.
Integrated Electrical Services, Inc.	Tetra Tech, Inc.
Jacobs Engineering Group Inc.	URS Corporation,
KBR, Inc.	Willbros Group, Inc.

These companies were selected as they represent a group of companies with which the Company competes for executive talent. Market data for the Peer Group was size-adjusted using statistical regression analysis to remove significant swings between raw data points, and to construct market pay levels commensurate with the Company’s revenues. This data was used by the Compensation Committee to benchmark executive compensation and evaluate the Company’s cash incentive and equity compensation mix and levels based on then current compensation practices and trends.

The Compensation Committee, together with its compensation consultants, periodically reviews the composition of the Peer Group based on available market data. In the years that the Compensation Committee does not commission a benchmarking study it establishes compensation targets for our Named Executive Officers by utilizing the prior year’s compensation amounts, generally adjusting base salaries to reflect inflation. All of the decisions with respect to determining the amount or form of executive compensation under the Company’s executive compensation programs are made by the Compensation Committee and reflect judgments by the Compensation Committee based in part on the information and advice provided by the outside advisors that it retains.

In addition to providing executive compensation benchmarking data, in October 2008, Compensation Strategies reviewed the Chief Executive Officer and Chief Operating Officer’s annual incentive award opportunities and performance vesting restricted stock unit award structures and provided advice to the Compensation Committee. Compensation Strategies also provided advice to the Compensation Committee in connection with the negotiation of a new employment agreement with Mr. Estes. This agreement was entered into in November 2008 and is described on page 40 of this Proxy Statement.

At the direction of the Compensation Committee, in December 2008, Compensation Strategies reviewed the Company’s long-term incentive plans and equity award practices and proposed changes designed to address the effects of widespread decreases in public company stock prices and the effect on the Company’s equity compensation programs. The Compensation Committee considered the data provided by Compensation Strategies, as well as deteriorating market conditions, and, as a result, decided to award stock option grants instead of performance vesting restricted stock units in the fiscal 2009 equity awards made to the Named Executive Officers in December 2008. The long-term equity based compensation awards made in fiscal 2009 are discussed in greater detail beginning on page 21 of this Proxy Statement.

Based on market data provided by Compensation Strategies, the Compensation Committee concluded that the base salaries of the Named Executive Officers were generally between the 50th and 75th percentile for the Peer Group, and that average cash incentive targets and long-term equity incentive compensation were generally below the 50th percentile as compared to the Peer Group’s compensation levels.

Role of Executive Officers

In the first quarter of each fiscal year, the Company’s Chief Executive Officer meets with the Compensation Committee to discuss the prior fiscal year financial results and to evaluate and assess the performance of the other Named Executive Officers. This assessment, together with the Compensation Committee’s own judgment, taking into account the results of the most recent compensation benchmarking study, is used to evaluate the individual performance and compensation of those Named Executive Officers. The Compensation Committee is solely responsible for evaluating the Chief Executive Officer’s performance and setting the level and components of his compensation. The Chief Executive Officer is not present when the Compensation Committee determines his compensation.

Major Compensation Components of Named Executive Officers and Analysis of 2009 Compensation Decisions

In order to achieve its compensation philosophy and objectives, the Compensation Committee has designed the executive compensation program for the Named Executive Officers to utilize three major compensation components: (i) annual base salary; (ii) annual cash incentive awards; and (iii) long-term equity-based incentives. The Compensation Committee considers each compensation component individually and all compensation components in the aggregate when making decisions regarding amounts that may be awarded under each of the other compensation components.

Annual Base Salaries.  Named Executive Officers are provided with a base salary which recognizes the value of the executive’s skills, experience, prior record of achievement, and importance to the Company. Base salary levels are intentionally set to attract quality executives, to provide a fixed base of cash compensation, and to recognize the challenges and varied skill requirements of different positions.

Base salaries are reviewed annually and from time to time in connection with a promotion or other change in responsibility. The Chief Executive Officer submits written base salary recommendations to the Compensation Committee for the other Named Executive Officers. In making his recommendation, the Chief Executive Officer reviews each executive’s performance, market compensation levels for comparable positions, the executive’s potential attractiveness to other companies, and the overall financial health and performance of the Company. The Compensation Committee reviews the Chief Executive Officer’s recommendations for Named Executive Officers (other than the Chief Executive Officer), and together with its own judgments, sets actual base salaries relative to the recommendations. Periodically, the Compensation Committee utilizes a study of market compensation levels prepared by an independent compensation consultant in order to evaluate the executives’ base salaries and the Chief Executive Officer’s recommendations. Such a study was prepared by Compensation Strategies for use by the Compensation Committee in setting base salaries for fiscal 2009. In years where the study is not prepared, the most recent study’s findings are adjusted by a reasonable factor primarily reflecting an increase for inflation and the adjusted findings are then considered by the Compensation Committee.

The Compensation Committee directly sets the base salary for the Chief Executive Officer. In so doing, the Committee reviews the performance of the Chief Executive Officer, market compensation levels as set forth in the independent compensation consultant’s most recent study and other relevant information. In addition, the Committee reviews the results of any assessment of the Chief Executive Officer’s performance resulting from a formal survey of all of the Company’s directors which are conducted from time to time and informal communications from any of the Company’s directors. At a meeting in August 2008, the Compensation Committee determined annual base salaries for the executive officers of the Company for fiscal 2009.

The Compensation Committee has generally set base salaries between the 50th and 75th percentile of the survey data prepared by its compensation consultant adjusted, as discussed above, by a factor in years when the survey is not prepared. In setting base salaries for the Named Executive Officers, the Compensation Committee made a general assessment of each Named Executive Officer’s performance, experience and scope of responsibilities. For fiscal 2009, the base salary increases for our Named Executives Officers were 3.5% for Mr. Nielsen, 8.3% for Mr. DeFerrari, 4.2% for Mr. Estes and 4.8% for Mr. Vilsoet. The increases for Messrs. Nielsen, Estes and Vilsoet primarily reflect an adjustment over the prior year’s base salary consistent with setting the base salaries generally between the 50th and 75th percentile of the survey data determined based on the study by Compensation Strategies previously described. The increase for Mr. DeFerrari recognized his recent promotion to Chief Financial Officer, and his growing importance to and increased tenure with the Company. The base salary of each Named Executive Officer is set forth in the “Salary” column of the Summary Compensation Table on page 29 of this Proxy Statement.

Annual Cash Incentives.  Named Executive Officers are provided annual cash incentive award opportunities in order to recognize and reward individual performance that meaningfully enhances the operations of the Company during a fiscal year. Awards are designed to communicate to executives that good performance is recognized and valued. Furthermore, the Company believes annual cash incentive awards strongly encourage executives to continuously improve their efforts to enhance the Company’s short-term performance.

Annual Cash Incentive Awards — Named Executive Officers (other than Chief Executive Officer and Chief Operating Officer).  Prior to fiscal 2008, the annual cash incentive compensation for all of the Named Executive Officers, other than the Chief Executive Officer, was determined as described under this subheading. Beginning with fiscal 2008, the Compensation Committee, upon the recommendation of the Chief Executive Officer, determined to include the annual cash incentive awards for both the Chief Executive Officer and the Chief Operating Officer under the Company’s annual incentive plan described under “Annual Incentive Plan — Chief Executive Officer and Chief Operating Officer” below in order to qualify such amounts as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. References under this subheading to other Named Executive Officers exclude the Chief Executive Officer and the Chief Operating Officer.

Each fiscal year the Chief Executive Officer prepares a written report to the Compensation Committee recommending annual cash incentive awards for each of the other Named Executive Officers (other than the Chief Operating Officer). The Chief Executive Officer’s recommendations result from a two-step analysis. First, the overall financial performance of the Company is evaluated in order to determine the appropriate level of total annual cash incentive awards for all eligible employees, including the other Named Executive Officers. Second, the Chief Executive Officer evaluates the individual performance of the other Named Executive Officers against ranges of annual award opportunities that were established at the beginning of the fiscal year and correspond to minimum and maximum percentages of base salary. Generally, maximum annual cash incentive awards to the other Named Executive Officers have been capped at 50% of base salary. Based on a review of other companies with which the Company competes for executive talent, this cap was increased to 75% of base salary beginning for fiscal 2010. The purpose of this process is to ensure that individual awards reflect an appropriate balance between the overall financial performance of the Company and the individual executive’s performance. The Chief Executive Officer presents his evaluation and objective recommendations regarding the individual performance component of the annual cash incentive compensation earned by each of the other Named Executive Officers to the Compensation Committee for their consideration. This evaluation has elements of subjectivity and depends on an overall analysis of the effectiveness of the individual executive and his or her ability to meet Company expectations. The Compensation Committee then conducts its own deliberations and approves the final annual cash incentive compensation, if any. Any cash incentives resulting from this process are discretionary and subjectively determined.

After receiving the recommendation of the Chief Executive Officer, the Compensation Committee met with the Chief Executive Officer in August 2009 to discuss his recommendations. Discussion of these recommendations continued at a meeting of the Compensation Committee in October 2009 and the fiscal 2009 awards to Messrs. DeFerrari and Vilsoet were approved at that meeting. The annual cash incentive awards paid to Messrs. DeFerrari and Vilsoet were 35% of those officers’ fiscal 2009 base salaries and are set forth in the “Bonus” column of the Summary Compensation Table on page 29 of this Proxy Statement. Annual cash incentive award payments were made following the conclusion of the Company’s financial statement audit.

Annual Incentive Plan — Chief Executive Officer and Chief Operating Officer.  In October 2008, the Compensation Committee established the performance goals of the fiscal 2009 performance based cash incentive opportunity for both the Chief Executive Officer and the Chief Operating Officer under the Company’s annual incentive plan.

Annual incentive plan compensation is derived from performance measures that are established by the Compensation Committee within 90 days of the beginning of each fiscal year in order to qualify such compensation as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Accordingly, the Chief Executive Officer’s and Chief Operating Officer’s annual incentive plan compensation is not discretionary, although it may be reduced (but not increased) by the Compensation Committee through the exercise of its discretion. Compensation paid under the annual incentive plan is designed to be “at risk” based on the performance of the Company and has exhibited significant variability from year to year. Over the last three fiscal years, the payout to the Chief Executive Officer has ranged from 29% to 121% of base salary and the payout ratio for the Chief Operating Officer during the two years he has participated in the annual incentive plan has ranged from 29% to 60% of base salary.

For fiscal 2009, the award opportunity under the annual incentive plan was comprised of two components. The first, was based on operating earnings and cash flows of the Company, while the second, was based on the operating earnings and contract revenues of the Company coupled with the achievement of a number of non-financial performance measures that were established by the Compensation Committee in October 2008. At the time the Compensation Committee determined the performance criteria for fiscal 2009, it capped any possible award under the annual incentive plan to Mr. Nielsen at 170% of his base salary and Mr. Estes at 140% of his base salary. In addition, each of the two components of the plan was subject to a cap as described below. The amount earned under each of the components can be reduced at the discretion of the Compensation Committee. The two components of the annual incentive plan are described in more detail below.

For fiscal 2009, the targets for Messrs. Nielsen and Estes, the range of potential payouts and the actual amounts awarded under the annual incentive plan were as follows:

					Actual Award as a
	Target Percentage of	Range of Potential Payout		Actual	Percentage of
Name	Base Salary	Minimum	Maximum	Award	Base Salary

Steven E. Nielsen	85%	$–	$1,241,000	$610,150	84%
Timothy R. Estes	70%	$–	$700,000	$301,901	60%

The performance measures established by the Compensation Committee under the first component of the annual incentive plan for fiscal 2009 applied a pre-established payout ratio as a percentage of operating earnings (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements) above a threshold percentage (2.5%) of contract revenues. The payout percentage varied as a function of the Company’s cash flow ratio, which was measured as the ratio of operating cash flow to net income (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements). For fiscal 2009, operating cash flow of approximately $126.6 million was more than two times net income (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements).

The range of pre-established payout percentage was as follows:

	Pre-established Payout
	Percentage of Eligible Operating
	Earnings Above Threshold
	Contract Revenues
Cash Flow Ratio	Steven E. Nielsen	Timothy R. Estes

less than 1.00	2.40%	1.40%
1.00 to 1.49	2.90%	1.70%
1.50 to 2.00	3.40%	2.00%
greater than 2.00	3.90%	2.30%

The use of a threshold amount before any annual incentive compensation was earned ensured that the Company’s performance exceeded a pre-established level before any award was earned by the Chief Executive Officer or the Chief Operating Officer. The reliance on cash flow and earnings measures in determining the payout amount reflects the importance to the Company of both operating margins and cash flows. As designed, the fiscal 2009 performance criteria provided that acceptable margins without solid cash flows resulted in a reduced award payment, while solid cash flows absent acceptable margins would result in no award payment. Once the cash flow threshold requirement is met, only incremental earnings generate an award payout. The use of both operating earnings and cash flow as performance criteria ensures that only high quality earnings result in the payout of awards, as both income statement and balance sheet performance is required. The maximum cash incentive award under the first component of the annual incentive plan was capped at 130% of base salary for Mr. Nielsen and 110% of base salary for Mr. Estes. Additionally, Mr. Nielsen would not earn an award under this component of the plan if the award, as calculated under the established performance criteria, was less than 10% of his base salary for fiscal 2009.

Eligible operating earnings under the first component of the annual incentive plan were approximately $10.0 million for Mr. Nielsen and $9.9 million for Mr. Estes. The actual payout ratio for the first component of the annual incentive plan was 3.90% and 2.30% for Messrs. Nielsen and Estes, respectively, resulting in an award of $391,150 for Mr. Nielsen and $226,901 for Mr. Estes.

The performance measure established by the Compensation Committee for the second component of the annual incentive plan was operating earnings (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements) above a threshold percentage (1%) of contract revenues. If this threshold is attained, a maximum payout of 40%, with respect to Mr. Nielsen, and 30%, with respect to Mr. Estes, of annual base salary was established. Although driven by the performance measures set forth in the preceding sentence, the Compensation Committee also established a number of non-financial performance criteria to be met in determining whether Mr. Nielsen and Mr. Estes were to be awarded the full amount available under this component of the annual incentive plan. These non-financial performance measures were designed to increase the Company’s long term competiveness, while improving margins through cost reduction. The Compensation Committee applied an actual payout ratio of 30% and 15% for Messrs. Nielsen and Estes, respectively, under this component of the annual incentive plan resulting in an award of $219,000 and $75,000 for Messrs. Nielsen and Estes, respectively.

The actual annual incentive award paid to the Chief Executive Officer and Chief Operating Officer, as approved by the Compensation Committee, is set forth on the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 29 of this Proxy Statement. Annual cash incentive award payments were made following conclusion of the Company’s financial statement audit.

Long-Term Equity Based Compensation

Named Executive Officers are eligible to receive long-term equity-based incentive compensation awards under the Company’s 2003 Long-Term Incentive Plan. Long-term equity awards provide for compensation that is “at risk” based on the performance of the Company, and, consequently, directly align the interests of executive officers with those of shareholders. Furthermore, long-term equity awards contain vesting provisions which are important to the retention of key executives. The value of issued but unvested long-term equity awards meaningfully encourages executives to remain with the Company as leaving the Company results in the forfeiture of any unvested value of previously accumulated long-term equity awards. For Named Executive Officers, other than the Chief Executive Officer, individual long-term equity based awards are recommended by the Chief Executive Officer for consideration and approval by the Compensation Committee.

The Compensation Committee has generally made grants of long-term equity awards annually in December of each year to the Named Executive Officers. However, performance vesting equity awards granted to the Chief Executive Officer and Chief Operating Officer have been made in October of each year to comply with Section 162(m) of the Internal Revenue Code. In limited instances, awards under the long-term equity awards may also be granted to recognize outstanding performance during the year or at the initiation of employment for newly hired key executives, or upon renewal of employment agreements for existing key executives.

The equity grants made to the Named Executive Officers have historically been comprised of a number of different equity based instruments awarded from time to time, including restricted stock, restricted units and stock options. In October 2008, the Chief Executive Officer and Chief Operating Officer received grants of performance vesting restricted units as discussed in greater detail below in “Performance Vesting Restricted Stock Units — Chief Executive Officer and Chief Operating Officer. The grant of performance vesting restricted units was consistent with the type of award granted to the Chief Executive Officer and the Chief Financial Officer in the prior fiscal year although, because of the volatility in the Company’s stock price at the time of the fiscal 2009 grant, the actual number of shares awarded was determined by dividing the dollar level of the award approved by the Compensation Committee by an average of the closing price of the Company’s common stock for the 45 trading days ending two days prior to the date of grant.

Subsequent to the October 2008 awards, as a result of the continued economic uncertainty that existed, the Compensation Committee determined that the fiscal 2009 equity awards to be made in December 2008 would include stock options and time vesting restricted stock units. The Compensation Committee believed that the economic uncertainty and depressed Company stock price at the time of the December 2008 awards made it imprudent to deliver a grant-date value of restricted stock units at previous award levels as the number of shares granted would have significantly increased potential dilution to a level determined by the Compensation Committee to be unacceptable. Conversely, a grant of a number of restricted units consistent with the number of units granted in the prior year would have significantly reduced the value of the grant delivered to the executives.

Awards granted to the Named Executive Officers under the 2003 Long-Term Incentive Plan in December 2008 consisted of (i) stock options which vest ratably on the four subsequent anniversaries of the grant date and (ii) time vesting restricted stock units which vest ratably on the four subsequent anniversaries of the grant date. Continued employment at the time of vesting is required for both the time vesting restricted stock unit awards and the stock options. In addition, as described under “Performance Vesting Restricted Stock Units — Other Named Executive Officers” below, an award of performance vesting restricted stock units was made to Ms. Aliperta in December 2008.

Stock Options.  Stock options represent the opportunity to purchase shares of the Company’s common stock at a fixed price at a future date. This generally aligns the Named Executive Officers’ incentives with those of the Company’s shareholders because stock options have value only if the Company’s stock price increases from the date of grant. Stock options also inherently reward performance as it is the Company’s performance over an extended period that causes the value of its common stock, and the value of the stock options, to increase.

In December 2008, stock options were granted to the Named Executive Officers (other than Ms. Aliperta, who received an award of performance based restricted stock units in connection with being appointed Chief Accounting Officer) at an exercise price equal to the closing price of the underlying Company common stock on the grant date. These stock options vest ratably on the four subsequent anniversaries of the grant date and outstanding stock options are no longer exercisable upon the termination of the Named Executive Officer. Information regarding stock options awarded during fiscal 2009 is shown in the Grant of Plan-Based Awards Table on page 30 of this Proxy Statement.

Time Vesting Restricted Stock Units.  The 2003 Long-Term Incentive Plan provides for the issuance of time vesting restricted stock units that vest in equal installments on the first, second, third and fourth anniversaries of the date such units are granted, so long as the employee remains employed by the Company on the vesting date. These awards are not subject to performance conditions, but are designed to enhance retention by rewarding continued employment, as leaving the Company results in the forfeiture of the unvested awards. This retention effect is further enhanced as the price of the Company’s common stock increases. Upon satisfaction of the vesting requirements, each time vesting restricted stock unit is settled for one share of Company common stock. The shares of common stock received upon vesting of the time vesting restricted stock units are subject to shareholding requirements, see “Shareholding Requirements” on page 27 of this Proxy Statement.

In December 2008, time vesting restricted stock units having an aggregate share value of approximately $227,600 were granted to Mr. Nielsen, Mr. Estes, Mr. DeFerrari, Mr. Vilsoet and Ms. Aliperta. The value of the individual grants received by the Named Executive Officers was approximately 12%, 10% and 22% of each executive’s base salary for Messrs. Nielsen and Estes and Ms. Aliperta, respectively, and approximately 6% of base salary for each of

Messrs. DeFerrari and Vilsoet. The award to Ms. Aliperta was made in connection with her appointment as Chief Accounting Officer of the Company in November 2008.

The number of units granted to these Named Executive Officers was determined by dividing the value granted by the closing price of the Company’s common stock on the date of grant of the units. Information regarding the fair value and the number of time vesting restricted stock units that the Named Executive Officers were granted in December 2008 is shown in the Grant of Plan-Based Awards Table on page 30 of this Proxy Statement. Information regarding the number of shares of time vesting restricted stock units and the value realized on vesting in fiscal 2009 is shown in the Option Exercises and Stock Vested Table on page 35 of this Proxy Statement.

Performance Vesting Restricted Stock Units — Chief Executive Officer and Chief Operating Officer.  In October 2008, an award of performance vesting restricted stock units was made to the Chief Executive Officer and the Chief Operating Officer. The performance vesting restricted stock units vest in three annual installments beginning on the anniversary of the date of grant subject to the Company achieving annual pre-tax income and operating cash flow goals (the “Annual Goals”) pre-established by the Compensation Committee for each of fiscal years 2009, 2010 and 2011. Upon the satisfaction of the relevant vesting requirements (as discussed below), each performance vesting restricted stock unit is settled for one share of Company common stock. For the annual long-term equity awards to vest, the Company’s operating earnings (before asset impairments, performance share and performance unit compensation and amounts associated with the extinguishment of debt or termination of debt agreements) must exceed certain pre-established targets, which are set forth as a percentage of contract revenue as described below. If such operating earnings are less than or equal to 2.5% of contract revenue, no annual award will vest and, subject to reduction as described below, 100% of the potential award will vest if such operating earnings equal or exceed 5.0% of contract revenues. For qualifying earnings between these amounts the percentage of the potential award vesting is interpolated between zero and 100%. The amount of annual performance share units subject to vesting each year will be reduced to 75% of the award otherwise earned if the ratio of operating cash flow for the fiscal period is less than net income for the period (before asset impairments, performance share and performance unit compensation and amounts associated with the extinguishment of debt or termination of debt agreements).

The use of a threshold amount ensured that performance exceeded a pre-established level before any award is earned. The reliance on earnings and cash flow measures in determining the level of vesting reflects the importance of both operating margins and cash flows. Similar to the annual incentive plan, no award is earned absent acceptable margins and the level of award may be reduced if the pre-establish cash flow criteria is not met. The use of both operating earnings and cash flow as performance criteria ensure that both income statement and balance sheet performance are required to earn the maximum award.

The components of the Annual Goals and the potential annual payout of performance vesting restricted stock units are summarized as follows:

		Fiscal Year Ratio of
	Potential	Operating Cash Flow to	Award Payout
Fiscal Year Qualifying Earnings	Vesting Percentage	Qualifying Net Income	Percentage

2.5% or less of Contract revenue	None	—	—

2.51% to 4.99% of Contract revenue	0.1% to 100%	Less than 1.0	75%
		1.0 or greater	100%

5.0% or more of Contract revenue	100%	Less than 1.0	75%
		1.0 or greater	100%

In addition to the performance units earned when Annual Goals are met, the Chief Executive Officer and the Chief Operating Officer may each earn supplemental units if the Company achieves cumulative qualifying earnings and operating cash flow ratio goals based on the previous three fiscal years (the “Three Year Goals”). To comply with Section 162(m) of the Internal Revenue Code, the Compensation Committee established the performance criteria for these supplemental units within ninety days of the beginning of fiscal 2009.

If the Three Year Goals are achieved, the Chief Executive Officer and the Chief Operating Officer will each vest in additional restricted stock units of up to 100% of the number of restricted stock units vesting in that fiscal year upon the satisfaction of the relevant Annual Goals. Vesting of these supplemental units only occurs if cumulative operating earnings for the three year period (before asset impairments, performance share and performance unit compensation and amounts associated with the extinguishment of debt or termination of debt agreements) exceed certain pre-established targets, which are set forth as a percentage of contract revenue. If such cumulative qualifying earnings for the three year period are more than 7.51% of cumulative contract revenues for the period but less than 10% of cumulative contract revenue for the period, a supplemental award of 50% of the target annual units will be earned so long as cumulative operating cash flow for such period is greater than cumulative net income (before asset impairments, amounts recorded for performance share and performance unit compensation and amounts associated with the extinguishment of debt and termination of debt agreements) for the period. If such cumulative qualifying earnings for the three year period are 10.01% or more of cumulative contract revenues for the period, a supplemental award of 100% of the target annual units will be earned so long as cumulative operating cash flow for such period is greater than cumulative net income (before asset impairments, amounts recorded for performance vesting restricted units and amounts associated with the extinguishment of debt and termination of debt agreements) for the period. No supplemental units will vest if such operating cash flow is not equal to or greater than such net income, in each case as measured over the same cumulative three year period.

The components of the Three Year Goals and the potential payout of performance vesting restricted stock units are summarized as follows:

	Cumulative Ratio of
	Operating Cash Flow
	to Qualifying
	Net Income for the
Cumulative Qualifying Earnings for	Applicable Three	Supplemental Payout
the Applicable Three Year Period	Year Period	Percentage

7.51% to 10.00% of Contract revenue	Less than 1.0	0%
	1.0 or greater	50%

10.01% of Contract revenue or greater	Less than 1.0	0%
	1.0 or greater	100%

Supplemental units are earned only in a fiscal year for which units are awarded for meeting the Annual Goals. Consequently, strong prior performance does not ensure vesting if unaccompanied by current fiscal year performance. The three year performance required to earn supplemental units is meaningfully more difficult than that required to earn an annual award and is only triggered by operating earnings and cash flow performance that is significantly better than that of fiscal 2009. The performance criteria selected, operating margin and cash flow, require both income statement and balance sheet performance. These performance criteria provide that good margins without acceptable cash flows result in reduced vesting of the annual awards or the elimination of vesting of any supplemental awards, while acceptable cash flows absent acceptable margins result in no vesting. Applying these criteria historically for the last seven years would have resulted in partial vesting of supplemental units at 50% in three years and no vesting in four of the years.

The awards granted to the Chief Executive Officer and Chief Operating Officer for fiscal 2009 totaled $561,920 in share value (based on the closing price of a share of Company common stock on the date of grant, October 20, 2008, and the target award under the grant). This amount represented 46% of their aggregate base salaries, with the Chief Executive Officer receiving 48% of his base salary in the form of performance vesting restricted stock units and the Chief Operating Officer receiving 42% of his base salary in the form of performance vesting restricted stock units. For both the Chief Executive Officer and the Chief Operating Officer, the share values granted were converted into a specific target number of performance share units by dividing the share values granted by the average closing price of the Company’s common stock for a 45-day period ending two days prior to the day of the Compensation Committee’s grant of the units.

Based on fiscal 2009 results, the Chief Executive Officer and the Chief Operating Officer will vest in approximately 42% of their respective target annual awards under the fiscal 2009 grants of performance based restricted stock units or 12,065 units and 7,628 units, respectively. This was the result of the Company’s qualifying earnings of approximately 3.6% of contract revenue and an operating cash flow ratio greater than 1.0 of qualifying net income, based on operating cash flow of approximately $126.6 million.

Mr. Nielsen and Mr. Estes were granted awards of performance based restricted stock units in fiscal 2008 and 2007. The annual goals under the fiscal 2008 and 2007 awards are the same as those set forth above with respect to the fiscal 2009 awards. The three year goals under the fiscal 2008 and 2007 awards are also the same as those set forth above for the fiscal 2009 awards, except to the extent that the three year measurement period is determined by the fiscal year of the grant. Based on fiscal 2009 performance, Messrs. Nielsen and Estes will vest in 6,465 and 4,268 shares of common stock, respectively, representing 42% of target annual awards under the fiscal 2008 and 2007 grants of performance based restricted stock units. Based on fiscal 2009 results, no supplemental awards were earned under the fiscal 2009, 2008 or 2007 grants of performance vesting restricted units.

Information regarding the fair value and the number of performance vesting restricted stock units granted to the Chief Executive Officer and Chief Operating Officer in fiscal 2009 is shown in the Grant of Plan-Based Awards Table on page 30 of this Proxy Statement.

Performance Vesting Restricted Stock Units — Other Named Executive Officers.  In December 2008, $100,012 in share value was granted to Ms. Aliperta in the form of performance vesting restricted stock units (based on the closing price of a share of Company common stock on the date of grant, December 15, 2008, and the target award under the grant) with substantially the same terms as those awarded to the Chief Executive Office and Chief Operating Officer in October 2008 as discussed above. This award was made in connection with Ms. Aliperta’s appointment to Chief Accounting Officer and represented 44% of her base salary. The share values granted were converted into a specific number of restricted stock units by dividing the share value granted by the closing price of the Company’s common stock on the day of the Compensation Committee’s approval. Ms. Aliperta’s employment ended prior to the vesting date of her fiscal 2009 grant of performance vesting restricted stock units; see “Employment and Separation Agreements — Lisa Aliperta — Separation Agreement.”

Mr. DeFerrari and Mr. Vilsoet were granted awards of performance based restricted stock units in fiscal 2008 and 2007. The annual goals under the fiscal 2008 and 2007 awards are the same as those set forth above with respect to the fiscal 2009 awards. The three year goals under the fiscal 2008 and 2007 awards are also the same as those set forth above for the fiscal 2009 awards, except to the extent that the three year measurement period is determined by the fiscal year of the grant. Based on fiscal 2009 performance, Messrs. DeFerrari and Vilsoet will vest in 1,091 and 1,899 shares of common stock, respectively, representing 42% of target annual awards under the fiscal 2008 and fiscal 2007 grants of performance based restricted stock units. Based on fiscal 2009 results, no supplemental awards were earned under the fiscal 2007 or 2008 grants of performance vesting restricted units.

Information regarding the fair value and the number of performance vesting restricted stock units that Ms. Aliperta was granted in fiscal 2009 is shown in the Grant of Plan-Based Awards Table on page 30 of this Proxy Statement.

Other Benefits

We provide employees with a range of retirement and health and welfare benefits that are designed to assist us in attracting and retaining employees and to reflect the competitive practices of the companies in the Peer Group. The Named Executive Officers are eligible for the following benefits:

401(k) Plan.  We maintain a tax qualified deferred contribution retirement plan (the “401(k) Plan”) that covers substantially all of our salaried and hourly employees. Each of the Named Executive Officers participates in the 401(k) Plan. Participants may contribute up to 15% of their compensation on a before-tax basis into their 401(k) Plan accounts, subject to statutory limits. In addition, we match an amount equal to 30% for each dollar contributed by participants on the first 5% of their eligible earnings.

Because the 401(k) Plan is a tax qualified retirement plan, the Internal Revenue Code limits the “additions” that can be made to a participant’s 401(k) Plan account each calendar year. “Additions” include Company matching contributions, before-tax contributions made by a participant and participant after-tax contributions. In addition, the Internal Revenue

Code limits the amount of annual compensation that may be taken into account in computing benefits under the 401(k) Plan.

The Company does not maintain any defined benefit pension plan, non-tax qualified supplemental retirement plan or non-tax qualified supplemental deferred compensation plan.

Health and Welfare Plans.  Active employee benefits such as medical, dental, life insurance and disability coverage are available to all salaried and hourly employees through our flexible benefits plan. Employees contribute to the cost of the benefits plan by paying a portion of the premium costs.

Named Executive Officers participate in the medical and dental plans on terms identical with those afforded all other employees. In addition, we provide certain key employees, including the Named Executive Officers, with additional life insurance and disability coverage at no cost to the individual. The amount paid on behalf of the Named Executive Officers is set forth in the “All Other Compensation” column of the Summary Compensation Table on page 29 of this Proxy Statement.

Shareholding Requirements

Beginning in fiscal 2006, awards of time vesting restricted stock and time vesting restricted stock units granted to the Named Executive Officers have been subject to shareholding requirements. As each grant vests, the executive is required to retain, on account with the Company’s stock transfer agent, one-half of the shares that have vested, net of shares withheld to pay taxes. The shareholding requirement continues until the shares on account are equal in value to the executive’s base salary then in effect. From that point forward, the executive is free to sell shares that vest subsequently, but must hold those shares previously on account so long as the executive remains employed by the Company. All restrictions on those shares held by the transfer agent lapse ninety days after an executive is no longer employed by the Company. None of the Named Executive Officers who have received awards of time vesting restricted stock or restricted stock units since fiscal 2006 have reached the shareholding requirement.

Severance and Change in Control Benefits

The Company provides for the payment of severance benefits to the Named Executive Officers upon certain types of employment terminations both prior to and following a change of control. In addition, the Company also provides for the vesting of certain equity based awards upon the occurrence of a change of control. Providing severance and change of control benefits assists us in attracting and retaining executive talent and reduces the personal uncertainty that executives are likely to feel when considering a corporate transaction. These arrangements also provide valuable retention incentives that focus executives on completing such transactions, thus, enhancing long-term shareholder value. The Named Executive Officers are provided with severance benefits under individual arrangements negotiated with the Company. The terms and payment amounts reflect the Compensation Committee’s determination of competitive practices at those companies that we compete with for executive talent at the time the arrangements were entered into and were based, in part, on market information provided by its independent compensation consultants.

The terms of the individual arrangements, and a calculation of the estimated severance benefits that would be payable to each Named Executive Officer under their respective arrangements upon the occurrence of certain events, is set forth under “Potential Payments upon Termination of Employment or Change of Control” table beginning on page 35 of this Proxy Statement. The amounts set forth for Ms. Aliperta reflect actual payments under her separation agreement, see

“Employment and Separation Agreements — Lisa Aliperta — Separation Agreement” on page 44 of this Proxy Statement.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (and the regulations promulgated thereunder) precludes a public corporation from taking an income tax deduction in any one year for compensation in excess of $1 million for its named executive officers (excluding the Chief Financial Officer) employed on the last day of the fiscal year, unless certain specific performance criteria are satisfied. While the executive compensation program seeks to maximize the tax deductibility of compensation payable to the Named Executive Officers by having such compensation qualify as performance based, the Compensation Committee retains the flexibility to compensate Named Executive Officers in a manner intended to promote varying corporate goals, even if certain amounts that may be payable in excess of $1 million may not be deductible under Section 162(m). For fiscal 2009, all of the compensation paid to Mr. Nielsen was deductible for federal income tax purposes.

Code Section 409A

Code Section 409A generally changes the tax rules that affect most forms of nonqualified deferred compensation. The Company believes it is in compliance with Code Section 409A and the regulations promulgated thereunder.

Accounting Rules

The Compensation Committee takes into consideration the accounting treatment of equity incentive awards under SFAS No. 123(R), “Share-Based Payment,” when determining the form and timing of equity grants to employees, including the Named Executive Officers. The accounting treatment of such grants, however, is not determinative of the type, timing or amount of any particular grant of equity incentive award made to the Company’s employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended July 25, 2009.

The foregoing report has been furnished on behalf of the Board of Directors by the undersigned members of the Compensation Committee.

Compensation Committee

Thomas G. Baxter, Chair
Charles B. Coe
Patricia L. Higgins

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the next three highest paid individuals who were serving as executive officers on the last day of fiscal 2009 (collectively, the “Named Executive Officers”).

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards(2)	Awards(2)	Compensation(3)	Earnings	Compensation(4)	Total
Name and Principal Position	Year	($)	($)(1)	($)	($)	($)	($)	($)	($)

Steven E. Nielsen	2009	$730,000	$—	$224,025	$105,897	$610,150		$5,354	$1,675,426
President and	2008	$705,000	—	$546,986	$4,129	$207,251		$4,342	$1,467,708
Chief Executive Officer	2007	$680,000	—	$1,104,148	$34,089	$821,618	—	$3,194	$2,643,049
H. Andrew DeFerrari	2009	$325,000	$113,750	$69,666	$13,087	—	—	$3,441	$524,944
Senior Vice President and	2008	$241,481	$100,000	$70,954	—	—	—	$2,445	$414,880
Chief Financial Officer	2007	$195,000	$85,000	$69,081	—	—	—	$1,900	$350,981
Timothy R. Estes	2009	$500,000	$—	$296,588	$29,452	$301,901	—	$9,564	$1,137,505
Executive Vice President and	2008	$480,000	—	$540,179	—	$138,193	—	$8,999	$1,167,371
Chief Operating Officer	2007	$460,000	$460,000	$641,366	$31,974	—	—	$8,082	$1,601,422
Richard B. Vilsoet	2009	$325,000	$113,750	$107,486	$13,087	—	—	$4,675	$563,998
Vice President, General	2008	$310,000	$108,500	$119,111	—	—	—	$4,149	$541,760
Counsel and Secretary	2007	$285,000	$140,000	$128,024	—	—	—	$3,371	$556,395
Lisa Aliperta(5)	2009	$192,308	$—	$16,221	—	—	—	$1,242	$209,771
Chief Accounting Officer

(1)	Bonuses for the fiscal year ended July 25, 2009 were paid in October 2009.

(2)	The amounts in the “Stock Awards” column for fiscal 2009 represent the accounting expense that we incurred during fiscal 2009 for time and performance vesting restricted stock unit awards granted to the Named Executive Officers in fiscal 2005 through 2009. The amounts in the “Option Awards” column represent the accounting expense that we incurred during fiscal 2009 for stock options granted in fiscal 2008 and 2009. The dollar amounts shown reflect the amount recognized for financial statement purposes pursuant to SFAS No. 123(R) (without any reduction for risk of forfeiture). See Note 15 to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended July 25, 2009, regarding assumptions underlying valuation of equity awards. The terms applicable to the stock awards and the option awards granted for the fiscal year ended July 25, 2009 are set forth below in the “Grant of Plan-Based Awards” table.

(3)	The incentive compensation award under the Annual Incentive Plan for fiscal year ended July 25, 2009 was paid in October 2009.

(4)	All Other Compensation for fiscal 2009 consists of (i) Company contributions to the Dycom Industries, Inc. Retirement Savings Plan (Mr. Nielsen — $3,496; Mr. DeFerrari — $1,688; Mr. Estes — $4,829; Mr. Vilsoet — $1,950); and (ii) premiums paid by the Company for group term life insurance and long-term disability (Mr. Nielsen — $1,858; Mr. DeFerrari — $1,753; Mr. Estes — $4,735; Mr. Vilsoet — $2,725; Ms. Aliperta — $1,242).

(5)	Effective September 1, 2009, Ms. Aliperta’s employment with the Company ended. See “Employment and Separation Agreements — Lisa Aliperta — Separation Agreement” at page 44 of this Proxy Statement for the material terms of Ms. Aliperta’s separation agreement which was entered into subsequent to July 25, 2009.

Grant of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of restricted stock units and stock options under the 2003 Long-Term Incentive Plan and the potential range of awards that were approved under the Annual Incentive Plan for the fiscal year ended July 25, 2009.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts			Number of	Number of	or Base	Fair Value of
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares of	Securities	Price of	Stock and
		Awards(1)			Awards(2)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options(4)	Awards	Awards(5)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)

Steven E. Nielsen	10/17/2008	$—	$620,500	$1,241,000	—	—	—	—	—	—	$—
	10/20/2008	—	—	—	300	40,000	80,000	—	—	—	$351,200
	12/15/2008	—	—	—	—	—	—	12,500	—	—	$85,375
	12/15/2008	—	—	—	—	—	—	—	70,000	$6.83	$301,000
H. Andrew DeFerrari	12/15/2008	—	—	—	—	—	—	3,000	—	—	$20,490
	12/15/2008	—	—	—	—	—	—	—	20,000	$6.83	$86,000
Timothy R. Estes	10/17/2008	$—	$350,000	$700,000	—	—	—	—	—	—	$—
	10/20/2008	—	—	—	180	24,000	48,000	—	—	—	$210,720
	12/15/2008	—	—	—	—	—	—	7,500	—	—	$51,225
	12/15/2008	—	—	—	—	—	—	—	45,000	$6.83	$193,500
Richard B. Vilsoet	12/15/2008	—	—	—	—	—	—	3,000	—	—	$20,490
	12/15/2008	—	—	—	—	—	—	—	20,000	$6.83	$86,000
Lisa Aliperta(6)	12/15/2008	—	—	—	110	14,643	29,286	—	—	—	$100,012
	12/15/2008	—	—	—	—	—	—	7,324	—	—	$50,023

(1)	Mr. Nielsen’s and Mr. Estes’ fiscal 2009 annual incentive plan (“AIP”) compensation is derived from performance measures that are established within 90 days of the beginning of the fiscal year pursuant to Section 162(m) of the Internal Revenue Code. The AIP for fiscal 2009 was comprised of two components. The first component applied a pre-established payout ratio to operating earnings (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements) above a threshold percentage of contract revenues. The payout ratio varied as a function of the Company’s cash flow performance, which was measured as a ratio of operating cash flow to net income (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements). For fiscal 2009, the first component of the AIP provided that Mr. Nielsen receive an annual incentive award only if the award as calculated equaled or exceeded 10% of his base salary. The second component of the AIP applied a pre-established payout ratio to operating earnings (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements) above a threshold percentage of contract revenue. With respect to the second component of the AIP, the Compensation Committee established a number of non-financial performance criteria to be met in determining whether Mr. Nielsen and Mr. Estes were to be awarded the full amount available under this component of the AIP. The maximum annual incentive award payable to Mr. Nielsen for fiscal 2009 was set at 170% of his base salary and the maximum annual incentive award payable to Mr. Estes for fiscal 2009 was set at 140% of his base salary. Mr. Nielsen’s and Mr. Estes’s actual fiscal 2009 incentive plan payout of $610,150 and $301,901, respectively, was paid in October 2009, as set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table”, see page 29 of this Proxy Statement.

(2)	Represents performance vesting restricted stock units (“PRSU’s”) for the fiscal 2009 to 2011 performance period granted under the Company’s 2003 Long-Term Incentive Plan. The PRSU’s vest in three substantially equal annual installments on the anniversary of the date of grant, subject to meeting certain performance targets.

(3)	Represents time vesting restricted stock units (“TRSU’s”) granted under the Company’s 2003 Long-Term Incentive Plan. The TRSU’s vest in four substantially equal annual installments on or about the anniversary date of the grant.

(4)	Represents stock options granted under the Company’s 2003 Long-Term Incentive Plan. The stock options vest in four substantially equal annual installments on the anniversary date of the grant.

(5)	This column shows the full grant date fair value of PRSU’s, TRSU’s, and stock options granted to the Named Executive Officers. Generally, the full grant date fair value is the amount that the Company would recognize in its financial statements over the award’s vesting schedule. The grant date fair value was determined under SFAS No. 123(R). See Note 15 to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended July 25, 2009, regarding assumptions underlying valuation of equity awards. In the case of the PRSU’s, the grant date fair value is based on the target number of awards.

(6)	Effective September 1, 2009, Ms. Aliperta’s employment with the Company ended. See “Employment and Separation Agreements — Lisa Aliperta — Separation Agreement” at page 44 of this Proxy Statement for the material terms of Ms. Aliperta’s separation agreement which was entered into subsequent to July 25, 2009.

Narrative Accompanying Grant of Plan-Based Awards Table

The equity incentive awards granted to Messrs. Nielsen and Estes on October 17, 2008 and Ms. Aliperta on December 15, 2008 were subject to the Company achieving certain annual goals (the “Annual Goals”) established by the Compensation Committee. The Annual Goals were pre-established performance measures based upon (a) pre-tax operating earnings (before asset impairments, amounts recorded for performance share and performance unit compensation and amounts associated with the extinguishment of debt or termination of debt agreements), in excess of 2.5% of contract revenues and (b) the ratio of operating cash flow to net income (before asset impairment, amounts recorded for performance share and performance unit compensation and amounts associated with the extinguishment of debt or termination of debt agreements). Each of Mr. Nielsen’s, Mr. Estes’ and Ms. Aliperta’s target awards vest in three substantially equal installments subject to the Company achieving the Annual Goals in each of fiscal years 2009, 2010 and 2011. In the event the Company achieves the Annual Goals with respect to a performance period and the Company also achieves additional goals established by the Compensation Committee which we based, for each year, on the trailing three year period, each of Mr. Nielsen, Mr. Estes and Ms. Aliperta will vest in up to an additional 100% of the number of shares of the target award that vested in such annual performance period. These additional goals are pre-established performance measures for the indicated period based upon (a) pre-tax operating earnings (before asset impairments, amounts recorded for performance share and performance unit compensation and amounts associated with the extinguishment of debt or termination of debt agreements), in excess of 2.5% of contract revenues and (b) the ratio of operating cash flow to net income (before asset impairments, amounts recorded for performance share and performance unit compensation and amounts associated with the extinguishment of debt).

Outstanding Equity Awards Table

The following table sets forth certain information with respect to all outstanding equity awards held by each of the Named Executive Officers as of July 25, 2009.

Option Awards	Stock Awards(1)
Equity	Equity
Equity	Incentive	Incentive Plan
Incentive	Market	Plan Awards:	Awards:
Plan Awards:	Number of	Value of	Number of	Market or
Number of	Number of	Number of	Shares or	Shares or	Unearned	Payout Value of
Securities	Securities	Securities	Units of	Units of	Shares, Units,	Unearned
Underlying	Underlying	Underlying	Stock that	Stock that	or Other	Shares, Units,
Unexercised	Unexercised	Unexercised	Option	Option	Have Not	Have Not	Rights that	or Other Rights
Options	Options	Unearned	Exercise	Expiration	Vested	Vested	Have Not	that Have Not
Name	Exercisable (#)	Unexercisable (#)	Options (#)	Price ($)	Date	(#)	($)	Vested (#)	Vested ($)

Steven E. Nielsen	45,000	—	—	$26.08	08/23/2009	—	—	—	—
75,000	—	—	$45.31	08/28/2010	—	—	—	—
72,924	—	—	$14.34	11/19/2011	—	—	—	—
75,000	—	—	$13.84	11/25/2012	—	—	—	—
68,000	—	—	$25.18	11/25/2013	—	—	—	—
75,000	—	—	$34.64	11/22/2014	—	—	—	—
8,750	26,250	(2)	—	$12.97	07/07/2018	—	—	—	—
—	70,000	(3)	—	$6.83	12/15/2018	—	—	—	—
—	—	—	—	—	12,500	(4)	$151,250	—	—
—	—	—	—	—	3,522	(5)	$42,618	—	—
—	—	—	—	—	2,943	(6)	$35,610	7,007	(7)	$84,785
—	—	—	—	—	5,600	(8)	$67,758	26,667	(9)	$322,671
H. Andrew DeFerrari	10,000	—	—	$25.78	07/14/2014	—	—	—	—
10,000	—	—	$34.64	11/22/2014	—	—	—	—
—	20,000	(3)	—	$6.83	12/15/2018	—	—	—	—
—	—	—	—	—	578	(10)	$6,994	—	—
—	—	—	—	—	1,204	(11)	$14,568	—	—
—	—	—	—	—	1,476	(12)	$17,860	—	—
—	—	—	—	—	3,000	(4)	$36,300	—	—
—	—	—	—	—	540	(13)	$6,530	—	—
—	—	—	—	—	551	(14)	$6,668	1,312	(15)	$15,875
Timothy R. Estes	24,863	—	—	$26.08	08/23/2009	—	—	—	—
27,500	—	—	$45.31	08/28/2010	—	—	—	—
50,000	—	—	$13.84	11/25/2012	—	—	—	—
50,000	—	—	$25.07	11/24/2013	—	—	—	—
50,000	—	—	$34.64	11/22/2014	—	—	—	—
—	45,000	(3)	—	$6.83	12/15/2018	—	—	—	—
—	—	—	—	—	7,500	(4)	$90,750	—	—
—	—	—	—	—	2,319	(5)	$28,058	—	—
—	—	—	—	—	1,949	(6)	$23,586	4,641	(7)	$56,156
—	—	—	—	—	3,360	(8)	$40,656	16,000	(9)	$193,600

	Option Awards					Stock Awards(1)
									Equity		Equity
			Equity						Incentive		Incentive Plan
			Incentive					Market	Plan Awards:		Awards:
			Plan Awards:			Number of		Value of	Number of		Market or
	Number of	Number of	Number of			Shares or		Shares or	Unearned		Payout Value of
	Securities	Securities	Securities			Units of		Units of	Shares, Units,		Unearned
	Underlying	Underlying	Underlying			Stock that		Stock that	or Other		Shares, Units,
	Unexercised	Unexercised	Unexercised	Option	Option	Have Not		Have Not	Rights that		or Other Rights
	Options	Options	Unearned	Exercise	Expiration	Vested		Vested	Have Not		that Have Not
Name	Exercisable (#)	Unexercisable (#)	Options (#)	Price ($)	Date	(#)		($)	Vested (#)		Vested ($)

Richard B. Vilsoet	25,000	—	—	$24.88	05/09/2015	—		—	—		—
	—	20,000 (3)	—	$6.83	12/15/2018	—		—	—		—
	—	—	—	—	—	866	(10)	$10,479	—		—
	—	—	—	—	—	1,806	(11)	$21,853	—		—
	—	—	—	—	—	2,127	(12)	$25,737	—		—
	—	—	—	—	—	3,000	(4)	$36,300	—		—
	—	—	—	—	—	1,079	(13)	$13,056	—		—
	—	—	—	—	—	820	(14)	$9,925	1,953	(15)	$23,631
Lisa Aliperta	—	—	—	—	—	7,324	(4)(18)	$88,620	—		—
	—	—	—	—	—	2,050	(16)(18)	$24,805	9,762	(17)(18)	$118,120

(1)	The value of unvested restricted stock and restricted stock units was determined using a share price of $12.10, the closing price of a share of the Company’s common stock on the New York Stock Exchange at July 24, 2009.

(2)	These stock options were granted on July 7, 2008 and vest ratably in four annual installments commencing on July 7, 2009.

(3)	These stock options were granted on December 15, 2008 and vest ratably in four annual installments commencing on December 15, 2009.

(4)	Time vesting restricted stock units were granted on December 15, 2008 and vest ratably in four annual installments commencing on December 14, 2009.

(5)	Represents 42% of the fiscal 2009 performance vesting restricted stock units granted on October 17, 2006, which will vest on October 17, 2009, as a result of meeting certain of the fiscal 2009 performance targets.

(6)	Represents 42% of the fiscal 2009 performance vesting restricted stock units granted on October 24, 2007, which will vest on October 24, 2009, as a result of meeting certain of the fiscal 2008 performance targets.

(7)	On October 24, 2007, Mr. Nielsen and Mr. Estes were granted restricted stock unit awards consisting of shares of performance vesting restricted stock units as follows: Mr. Nielsen 21,021 shares and Mr. Estes 13,923 shares. In accordance with Item 402(d)(2) of Regulation S-K, the amount is based on achieving the next highest performance measure that exceeds fiscal 2009 performance, which is 100% of the fiscal 2010 target award. The performance vesting restricted stock units vest in three equal annual installments commencing on October 24, 2008, subject to meeting certain performance targets. The shares that have been earned as a result of meeting the fiscal 2009 performance targets are shown in the “Number of Shares or Units of Stock that Have Not Vested” and “Market Value of Shares or Units of Stock that Have Not Vested” columns.

(8)	Represents 42% of the fiscal 2009 performance vesting restricted stock units granted on October 20, 2008, which will vest on October 20, 2009, as a result of meeting certain of the fiscal 2009 performance targets.

(9)	On October 20, 2008, Mr. Nielsen and Mr. Estes were granted restricted stock unit awards consisting of shares of performance vesting restricted stock units as follows: Mr. Nielsen 40,000 shares and Mr. Estes 24,000 shares. In accordance with Item 402(d)(2) of Regulation S-K, the amount is based on achieving the next highest performance measure that exceeds fiscal 2009 performance, which is 100% of the fiscal 2010 and fiscal 2011 target awards. The performance vesting restricted stock units vest in three equal annual installments commencing on October 20, 2009, subject to meeting certain performance targets. The shares that have been earned as a result of meeting the fiscal 2009 performance targets are shown in the “Number of Shares or Units of Stock that Have Not Vested” and “Market Value of Shares or Units of Stock that Have Not Vested” columns.

(10)	On December 14, 2005, Mr. DeFerrari and Mr. Vilsoet were granted 2,312 shares and 3,464 shares, respectively, of time vesting restricted stock, which vest ratably in four annual installments commencing on December 14, 2006.

(11)	On December 13, 2006, Mr. DeFerrari and Mr. Vilsoet were granted 2,408 and 3,612 time vesting restricted stock units, respectively, which vest ratably in four annual installments commencing on December 14, 2007.

(12)	On December 13, 2007, Mr. DeFerrari and Mr. Vilsoet were granted 1,968 and 2,836 time vesting restricted stock units, respectively, which vest ratably in four annual installments commencing on December 14, 2008.

(13)	Represents 42% of the fiscal 2009 performance vesting restricted stock granted on December 13, 2006, which will vest December 14, 2009, subject to service forfeiture conditions, as a result of meeting certain of the fiscal 2009 performance targets.

(14)	Represents 42% of the fiscal 2009 performance vesting restricted stock granted on December 13, 2007, which will vest December 14, 2009, subject to service forfeiture conditions, as a result of meeting certain of the fiscal 2009 performance targets.

(15)	On December 13, 2007, Mr. DeFerrari and Mr. Vilsoet were granted performance vesting restricted stock units as follows: Mr. DeFerrari — 3,936 shares; and Mr. Vilsoet — 5,859 shares. In accordance with Item 402(d)(2) of Regulation S-K, the amount is based on achieving the next highest performance measure that exceeds fiscal 2009 performance, which is 100% of the fiscal 2010 target award. The performance vesting restricted stock units vest in three equal annual installments commencing on December 14, 2008, subject to meeting certain performance targets. The units that have been earned as a result of meeting the fiscal 2009 performance targets, although still subject to service forfeiture conditions, are shown in the “Number of Shares or Units of Stock that Have Not Vested” and “Market Value of Shares of Stock or Units that Have Not Vested” columns.

(16)	As of July 25, 2009, this represents 42% of the fiscal 2009 performance vesting restricted stock granted on December 14, 2008, which were scheduled to vest on December 14, 2009, subject to service forfeiture conditions, as a result of meeting certain of the fiscal 2009 performance targets.

(17)	On December 15, 2008, Ms. Aliperta was granted 14,643 performance vesting restricted stock units. In accordance with Item 402(d)(2) of Regulation S-K, the amount is based on achieving the next highest performance measure that exceeds fiscal 2009 performance, which is 100% of the fiscal 2010 and fiscal 2011 target awards. The performance vesting restricted stock units vest in three equal annual installments commencing on December 14, 2009, subject to meeting certain performance targets. The shares that have been earned as a result of meeting the fiscal 2009 performance targets as of July 25, 2009 are shown in the “Number of Shares or Units of Stock that Have Not Vested” and “Market Value of Shares or Units of Stock that Have Not Vested” columns.

(18)	Effective September 1, 2009, Ms. Aliperta terminated employment with the Company and her outstanding awards were forfeited pursuant to the terms of the 2003 Long-Term Incentive Plan.

Option Exercises and Stock Vested Table

The following table sets forth certain information with respect to stock options and restricted stock units awarded to the Named Executive Officers that were exercised or vested, respectively, during fiscal 2009.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares		Value Realized on
	Acquired on Exercise	Value Realized on	Acquired on Vesting		Vesting
Name	(#)	Exercise ($)	(#)		($)

Steven E. Nielsen	—	—	4,025	(1)	$34,696
			3,363	(2)	$25,391
H. Andrew DeFerrari	—	—	1,247	(3)	$9,016
			1,672	(4)	$12,089
Timothy R. Estes	—	—	2,650	(1)	$22,843
			2,228	(2)	$16,821
			12,500	(5)	$102,750
Richard B. Vilsoet	—	—	2,170	(3)	$15,689
			2,478	(4)	$17,916
Lisa Aliperta	—	—	—		—

(1)	Represents performance vesting restricted stock units awarded for the fiscal 2008 performance period that vested on October 17, 2008. Value realized was determined by multiplying the number of shares acquired on vesting by $8.62, the closing price of the Company’s common stock on the vesting date.

(2)	Represents performance vesting restricted stock units awarded for the fiscal 2008 performance period that vested on October 24, 2008. Value realized was determined by multiplying the number of shares acquired on vesting by $7.55, the closing price of the Company’s common stock on the vesting date.

(3)	Represents performance vesting restricted stock awarded for the fiscal 2008 performance period that vested on December 14, 2008. Value realized was determined by multiplying the number of shares acquired on vesting by $7.23, the closing price of the Company’s common stock on the vesting date.

(4)	Represents time vested restricted stock and restricted stock units that vested on December 14, 2008. Value realized was determined by multiplying the number of shares acquired on vesting by $7.23, the closing price of the Company’s common stock on the vesting date.

(5)	Represents time vesting restricted stock that vested on December 31, 2008. Value realized was determined by multiplying the number of shares acquired on vesting by $8.22, the closing price of the Company’s common stock on December 31, 2008.

Potential Payments Upon Termination of Employment or Change of Control

The Company has entered into certain arrangements that will require it to provide compensation to the Named Executive Officers in the event of certain terminations of employment or a change of control of the Company. The amount of compensation that is potentially payable to each Named Executive Officer in each situation is shown in the table below. The amounts assume that a termination of employment and/or change of control event occurred on July 25, 2009 and, where applicable, uses the closing price of a share of the Company’s common stock on July 24, 2009 ($12.10).

The amounts for Mr. Nielsen, Mr. DeFerrari, Mr. Estes, and Mr. Vilsoet are estimates based only on hypothetical assumptions and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would be known only at the time they become eligible for payment.

The following table and the narrative that follows describe the potential payments upon termination of employment or a change of control of the Company as of July 25, 2009.

Failure to Renew
Termination of	Employment
Employment for	Agreement at
Cause, Resignation	Substantially no
without Good	Termination of	Resignation	Less Terms Than	Change of Control
Reason, Disability	Employment	for Good	Existing	Termination	Resignation for
or Retirement	without Cause(1)	Reason(1)	Agreements	without Cause	Good Reason
Name	($)	($)	($)	($)	($)	($)

Steven E. Nielsen
Severance	—	$4,380,000	(2)	$4,380,000	(2)	$1,460,000	(3)	$4,999,038	(4)	4,999,038	(4)
Stock Options	—	—	—	—	$368,900	(5)	368,900	(5)
Stock Awards	—	—	—	—	$906,290	(6)	906,290	(6)
Tax Gross Up	—	—	—	—	$544,563	(7)	544,563	(7)
H. Andrew DeFerrari
Severance	—	$325,000	(8)	—	—	$325,000	(8)	—
Stock Options	—	—	—	—	$105,400	(5)	—
Timothy R. Estes
Severance	—	$2,000,000	(9)	$2,000,000	(9)	$1,000,000	(10)	$2,303,666	(11)	2,303,666	(11)
Stock Options	—	—	—	—	$237,150	(5)	237,150	(5)
Stock Awards	—	—	—	—	$560,266	(6)	560,266	(6)
Tax Gross Up	—	—	—	—	—	—
Richard B. Vilsoet
Severance	—	$325,000	(8)	—	—	$325,000	(8)	—
Stock Options	—	—	—	—	$105,400	(5)	—

(1)	Amounts for continuation of insurance benefits are not included and would be minimal.

(2)	Determination of severance is based on three times the sum of (i) the annual base salary in effect as of July 25, 2009; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of July 25, 2009.

(3)	Determination of severance is based on one times the sum of (i) the annual base salary in effect as of July 25, 2009; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of July 25, 2009.

(4)	Determination of severance is based on (a) three times the sum of (i) the annual base salary in effect as of July 25, 2009; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of July 25, 2009; plus (b) a pro-rata incentive pay amount equal to the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual incentive pay paid for fiscal 2009.

(5)	Represents the difference between the closing price of a share of the Company’s common stock on July 25, 2009 and the exercise price of the stock options.

(6)	Represents the outstanding time and performance based restricted stock units on July 25, 2009 using the closing price of the Company’s common stock on July 25, 2009. Performance based restricted stock units are based on the units that will vest at their target performance levels.

(7)	Represents the potential amount of the tax “gross up” payment for tax due as a result of the application of the “golden parachute” tax provisions of the Internal Revenue Code.

(8)	Represents the annual base salary in effect as of July 25, 2009.

(9)	Determination of severance is based on two times the sum of (i) the annual base salary in effect as of July 25, 2009; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of July 25, 2009.

(10)	Determination of severance is based on one times the sum of (i) the annual base salary in effect as of July 25, 2009; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of July 25, 2009.

(11)	Determination of severance is based on (a) two times the sum of (i) the annual base salary in effect as of July 25, 2009; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of July 25, 2009; plus (b) a pro-rata incentive pay amount equal to the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual incentive pay paid for fiscal 2009.

Employment and Separation Agreements

Steven E. Nielsen — Employment Agreement

Effective as of May 15, 2008, the Company entered into an employment agreement with Steven E. Nielsen (the “Nielsen Employment Agreement”). Under the terms of the Nielsen Employment Agreement, Mr. Nielsen will continue to serve as President and Chief Executive Officer of the Company.

During the term of the Nielsen Employment Agreement, Mr. Nielsen will receive the following compensation and benefits: (i) an annual base salary of $705,000 (subject to increase by the Compensation Committee of the Board of Directors); (ii) an annual bonus as determined by the Board of Directors with a maximum bonus opportunity of not less than 135% of his base salary; (iii) eligibility to participate in long-term incentive plans of the Company; (iv) eligibility to participate in all employee benefit plans or programs of the Company; and (v) an annual executive physical.

The Nielsen Employment Agreement provides for a term of employment that continues until May 31, 2012. If, during the term of the Nielsen Employment Agreement, there is a “Change in Control” of the Company at any time following May 15, 2010, Mr. Nielsen’s employment under the Nielsen Employment Agreement will be extended for an additional two years.

Termination for Cause or Resignation Without Good Reason.  In the event that Mr. Nielsen resigns his employment with the Company without “Good Reason” or the Company terminates his employment for “Cause” (as such terms are defined below), Mr. Nielsen will not be entitled to any severance payments, but will receive his base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

Termination Without Cause or Resignation for Good Reason.  Subject to Mr. Nielsen’s execution and delivery of a general waiver and release of claims, if the Company terminates his employment without Cause or if Mr. Nielsen resigns his employment with the Company for Good Reason prior to a Change in Control, Mr. Nielsen will be entitled to:

•	His base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

•	A cash severance payment equal to three times the sum of: (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then annual base salary. The cash severance payment will be payable in substantially equal monthly installments over the 18-month period following such termination or resignation, provided that any remaining payments will be paid in a lump sum within five days following a Change in Control.

•	Continued participation in the Company’s health and welfare plans for a period of three years following Mr. Nielsen’s resignation of employment for Good Reason or his termination of employment by the Company without Cause or a cash payment equal to the value of the benefit.

Subject to Mr. Nielsen’s execution and delivery of a general waiver and release of claims, in the event the Company terminates Mr. Nielsen’s employment without Cause or Mr. Nielsen resigns employment with the Company for Good Reason following a Change in Control, Mr. Nielsen will be entitled to:

•	His base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

•	A cash severance payment equal to three times the sum of: (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then annual base salary. The cash severance amount will be payable in a single lump sum within five days following such termination or resignation.

•	A pro-rata annual bonus for the year in which such termination or resignation occurs equal to the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) the annual bonus that he would have received based on the actual performance achieved through the date of such termination or resignation. The annual bonus amount will be prorated based upon the number of days worked during the year of such termination or resignation and will be payable in a single lump sum within five days following such termination or resignation.

•	Continued participation in the Company’s health and welfare plans for a period of three years following his termination or resignation or a cash payment equal to the value of the benefit.

•	All outstanding equity awards held by Mr. Nielsen at the time of his resignation of employment with the Company for Good Reason or his termination of employment by the Company without Cause following a Change in Control will fully and immediately vest and all outstanding performance shares, performance share units or equivalent awards will vest at their target performance levels.

•	A “tax gross-up” payment to cover any “golden parachute” excise taxes levied on any payments or distributions or benefits received under Mr. Nielsen’s employment agreement or pursuant to any Company benefit plan, such that the net amount of the severance payment retained by Mr. Nielsen after the deduction of any excise tax will be equal to the amount of such payment prior to the imposition of such excise tax. However, if the present value of the payments to be made to Mr. Nielsen does not exceed the product of (i) three times his “base amount” (within the meaning of Section 280G of the Internal Revenue Code), multiplied by (ii) 110%, then the severance payments to be provided under the Nielsen Employment Agreement shall be reduced by the least amount necessary such that no such severance payment will be subject to the excise tax.

Non-Renewal of Nielsen Employment Agreement.  Subject to Mr. Nielsen’s execution and delivery of a general waiver and release of claims, in the event the Company fails to renew the Nielsen Employment Agreement following the expiration of the employment term on substantially no less favorable terms and Mr. Nielsen’s employment is terminated, he will be entitled to receive a cash severance payment equal to: (x) one times his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the immediately preceding three fiscal years or (ii) 100% of his then base salary. The severance payment will be payable in substantially equal monthly installments over the 12-month period following such non-renewal of the Nielsen Employment Agreement, provided that any remaining payments will be paid in a lump sum within five days following a Change in Control.

Restrictive Covenants.  Mr. Nielsen is subject to a five-year confidentiality covenant and one-year non-competition and non-solicitation covenants. Mr. Nielsen is also subject to an assignment of inventions and developments agreement.

Enforcement of Agreement.  The Nielsen Employment Agreement provides for arbitration in the event of any dispute or controversy arising out of the Nielsen Employment Agreement or Mr. Nielsen’s employment with the Company. The Company has also agreed to reimburse Mr. Nielsen, on an after tax basis, for all reasonable legal fees incurred by him in enforcing the Nielsen Employment Agreement.

Defined Terms.  The following terms provided in the Nielsen Employment Agreement are used in this description.

“Cause” means a termination of Mr. Nielsen’s employment for his: (i) indictment for any crime, whether a felony or misdemeanor, that materially impairs his ability to function as President and Chief Executive Officer of the Company and such crime involves the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company property; (ii) repeated willful neglect of his duties; or (iii) willful material misconduct in connection with the performance of his duties or other willful material breach of his employment agreement. No event in clause (ii) or (iii) will constitute Cause unless the Company gives Mr. Nielsen written notice of termination of his employment for Cause and such grounds are not corrected by Mr. Nielsen within 30 days of receipt of notice. If Mr. Nielsen fails to correct the event or condition to the satisfaction of the Board of Directors, Mr. Nielsen will have the opportunity to address the Company’s Board of Directors prior to a termination of employment for Cause.

“Good Reason” means a resignation by Mr. Nielsen for any of the following reasons: (i) a failure by the Company to pay compensation or benefits due and payable; (ii) a material change in the duties or responsibilities performed by Mr. Nielsen as Chief Executive Officer of a public company; (iii) a relocation of the Company’s principal office by more than 25 miles from Palm Beach Gardens, Florida without Mr. Nielsen’s consent; (iv) failure by the Company to obtain agreement by a successor to assume the Nielsen Employment Agreement; or (v) any resignation by Mr. Nielsen during the 30-day period commencing on the first anniversary of a Change in Control. Mr. Nielsen must provide the Company with written notice of his intention to terminate his employment for Good Reason and the Company will have the opportunity to cure the event or condition under clauses (i) and (ii) within 30 days of receipt of such notice.

“Change in Control” shall be deemed to have occurred if any one or more the following events occur: (i) an acquisition by any “person” or “group” of beneficial ownership of 20% or more of the total outstanding voting stock of the Company; (ii) a change in the composition of the Board of Directors of the Company such that the individuals who constitute the Board of Directors as of the Effective Date of the Nielsen Agreement (the “incumbent directors”) cease to constitute a majority of the Board without the consent of a majority of the incumbent directors; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company’s assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; or (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Timothy R. Estes — Employment Agreement

Effective as of November 25, 2008, the Company entered into an employment agreement with Timothy R. Estes (the “Estes Employment Agreement”). Pursuant to the Estes Employment Agreement, Mr. Estes serves as Executive Vice President and Chief Operating Officer of the Company.

The Estes Employment Agreement provides for a term of employment that began on December 31, 2008 and continues until December 31, 2012, provided that if there is a “Change in Control” of the Company at any time following December 31, 2010, Mr. Estes employment under the Estes Employment Agreement will be extended for an additional two years. Under the terms of the Estes Employment Agreement, Mr. Estes is provided with the following compensation and benefits: (i) an annual base salary of $500,000 (subject to increase by the Compensation Committee of the Board of Directors); (ii) an annual bonus as determined by the Board of Directors with a maximum bonus opportunity of not less than 100% of his base salary; (iii) eligibility to participate in all employee benefit plans or programs of the Company; and (iv) an annual executive physical.

Termination for Cause or Resignation without Good Reason.  In the event that Mr. Estes resigns his employment with the Company without “Good Reason” or the Company terminates his employment for “Cause” (as such terms are defined below), Mr. Estes will not be entitled to any severance payments, but will receive his base salary though the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

Termination Without Cause or Resignation for Good Reason.  Subject to Mr. Estes’ execution and delivery of a general waiver and release of claims, if the Company terminates his employment without Cause or if Mr. Estes resigns his employment with the Company for Good Reason prior to a Change in Control, Mr. Estes will be entitled to:

•	His base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

•	A cash severance payment equal to two times the sum of: (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then annual base salary. The cash severance payment will be payable in substantially equal monthly installments over the 18-month period following such termination or resignation, provided that any remaining payments will be paid in a lump sum within five days following a Change in Control.

•	Continued participation in the Company’s health and welfare plans for a period of two years following Mr. Estes’ resignation of employment for Good Reason or his termination of employment by the Company without Cause or a cash payment equal to the value of the benefit.

Subject to Mr. Estes’ execution and delivery of a general waiver and release of claims, in the event the Company terminates Mr. Estes’ employment without Cause or Mr. Estes resigns employment with the Company for Good Reason following a Change in Control, Mr. Estes will be entitled to:

•	His base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

•	A cash severance payment equal to two times the sum of: (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then annual base salary. The cash severance amount will be payable in a single lump sum within five days following such termination or resignation.

•	A pro-rata annual bonus for the year in which such termination or resignation occurs equal to the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) the annual bonus that he would have received based on the actual performance achieved through the date of such termination or resignation. The annual bonus amount will be prorated based upon the number of days worked during the year of such termination or resignation and will be payable in a single lump sum within five days following such termination or resignation.

•	Continued participation in the Company’s health and welfare plans for a period of two years following his termination or resignation or a cash payment equal to the value of the benefit.

•	All outstanding equity awards held by Mr. Estes at the time of his resignation of employment with the Company for Good Reason or his termination of employment by the Company without Cause following a Change in Control, will fully and immediately vest and all outstanding performance shares, performance share units or equivalent awards will vest at their target performance levels.

•	A “tax gross-up” payment to cover any “golden parachute” excise taxes levied on any payments or distributions or benefits received under Mr. Estes’ employment agreement or pursuant to any Company benefit plan, such that the net amount of the severance payment retained by Mr. Estes after the deduction of any excise tax will be equal to the amount of such payment prior to the imposition of such excise tax. However, if the present value of the payments to be made to Mr. Estes does not exceed the product of (i) three times his “base amount” (within the meaning of Section 280G of the Internal Revenue Code), multiplied by (ii) 110%, then the severance payments to be provided under the Estes Employment Agreement shall be reduced by the least amount necessary such that no such severance payment will be subject to the excise tax.

Non-Renewal of Estes Employment Agreement.  Subject to Mr. Estes’ execution and delivery of a general waiver and release of claims, in the event the Company fails to renew the Estes Employment Agreement following the expiration of the employment term on substantially no less favorable terms and Mr. Estes’ employment is terminated, he will be entitled to receive a cash severance payment equal to: (x) one times his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the immediately preceding three fiscal years or (ii) 100% of his then base salary. The severance payment will be payable in substantially equal monthly installments over the 12-month period following such non-renewal of the Estes Employment Agreement, provided that any remaining payments will be paid in a lump sum within five days following a Change in Control.

Restrictive Covenants.  Mr. Estes is subject to a five-year confidentiality covenant and one-year non-competition and non-solicitation covenants. Mr. Estes is also subject to an assignment of inventions and developments agreement.

Enforcement of Agreement.  The Estes Employment Agreement provides for arbitration in the event of any dispute or controversy arising out of the Estes Employment Agreement or Mr. Estes’ employment with the Company. The Company has also agreed to reimburse Mr. Estes, on an after tax basis, for all reasonable legal fees incurred by him in enforcing the Estes Employment Agreement.

Defined Terms.  The following terms provided in the Estes Employment Agreement are used in this description.

“Cause” means a termination of Mr. Estes’ employment for his: (i) indictment for any crime, whether a felony or misdemeanor, that materially impairs his ability to function as Executive Vice President and Chief Operating Officer of the Company and such crime involves the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company property; (ii) repeated willful neglect of his duties; or (iii) willful material misconduct in connection with the performance of his duties or other willful material breach of his employment agreement. No event in clause (ii) or (iii) will constitute Cause unless the Company gives Mr. Estes written notice of termination of his employment for Cause and such grounds are not corrected by Mr. Estes within 30 days of receipt of notice. If Mr. Este fails to correct the event or condition to the satisfaction of the Board of Directors, Mr. Estes will have the opportunity to address the Company’s Board of Directors prior to a termination of employment for Cause.

“Good Reason” means a resignation by Mr. Estes for any of the following reasons: (i) a failure by the Company to pay compensation or benefits due and payable; (ii) a material change in the duties or responsibilities performed by Mr. Estes as Executive Vice President and Chief Operating Officer of a public company; (iii) a relocation of the Company’s principal office by more than 25 miles from Statesville, North Carolina without Mr. Estes’ consent; (iv) failure by the Company to obtain agreement by a successor to assume the Estes Employment Agreement; or (v) any resignation by Mr. Estes during the 30 day period commencing on the first anniversary of a Change in Control. Mr. Estes must provide the Company with written notice of his intention to terminate his employment for Good Reason and the Company will have the opportunity to cure the event or condition under clauses (i) and (ii) within 30 days of receipt of such notice.

“Change in Control” shall be deemed to have occurred if any one or more the following events occur: (i) an acquisition by any “person” or “group” of beneficial ownership of 20% or more of the total outstanding voting stock of the Company; (ii) a change in the composition of the Board of Directors of the Company such that the individuals who constitute the Board of Directors as of the Effective Date of the Estes Agreement (the incumbent directors”) cease to constitute a majority of the Board without the consent of a majority of the incumbent directors; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company’s assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; or (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

H. Andrew DeFerrari — Employment Agreement

The Company entered into an employment agreement with H. Andrew DeFerrari, effective as of July 14, 2004 and amended as of July 14, 2006 (the “DeFerrari Employment Agreement”). Pursuant to the DeFerrari Employment Agreement, Mr. DeFerrari serves as the Chief Financial Officer of the Company. The DeFerrari Employment Agreement provides for an initial term of employment that began on July 14, 2004 and continues until July 14, 2006. The initial term is automatically renewed for additional 12 month periods unless either party gives prior notice of nonrenewal. Under the terms of the DeFerrari Employment Agreement, Mr. DeFerrari is provided with the following compensation: (i) an annual base salary of $150,000 (subject to increase by the Board of Directors); (ii) an annual bonus equal to an amount between

20% and 50% of his base salary, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; and (iii) eligibility to participate in all employee benefit plans or programs of the Company.

Termination for Cause; Resignation for Any Reason; Death and Disability.  In the event that (i) the Company terminates the executive’s employment for “Cause” (as defined below) (ii) the executive resigns his employment for any reason or (iii) the executive dies or becomes disabled, the Company will not have any obligation to pay his base salary or other compensation or to provide him any employee benefits subsequent to the date of his termination or resignation of employment.

Termination Without Cause.  In the event the Company terminates the executive’s employment without Cause, upon his execution and delivery of a waiver and release of claims, he will become entitled to receive the following payments and benefits, subject to his compliance with noncompetition, nonsolicitation and confidentiality covenants:

•	12 months of base salary continuation; and

•	12 months of continued medical and life insurance benefits (including benefits to eligible dependents).

Change of Control.  In the event of a Change of Control, the executive will become vested as of the date of the Change of Control in all outstanding stock options under the Company’s Long-Term Incentive Plan to the extent not already vested in such stock options.

Defined Terms.  The following terms provided in the DeFerrari Employment Agreement are used in this description.

“Cause” means (i) entering a plea of no-contest, or being convicted of any crime, that constitutes a felony; or (ii) any willful misconduct that is injurious to the financial condition or business reputation of the Company. Additionally, in Mr. DeFerrari’s case, “Cause” also includes (x) any material breach of his duty of loyalty owed to the Company or, as a result of his gross negligence, his breach of his duty of care owed to Company; or (y) any material breach of his employment agreement or his failure or refusal to perform any material duties required by his employment agreement.

A “Change of Control” shall be deemed to have occurred with respect to the Company if any one or more of the following events occur: (i) a tender offer is made and consummated for fifty percent (50%) or more of the outstanding voting securities of the Company; (ii) any person acquires fifty percent (50%) or more of the outstanding voting securities of the Company; (iii) substantially all of the assets of the Company are sold or transferred to another person, corporation or entity that is not a wholly owned subsidiary of the Company; or (iv) a change in the Board of Directors of Dycom such that a majority of the seats on the Board of Directors are occupied by individuals who were neither nominated by a majority of the directors as of the close of business on the effective date of the executive’s employment agreement nor appointed by directors so nominated.

Richard Vilsoet — Employment Agreement

Effective as of May 5, 2005, the Company entered into an employment agreement with Richard Vilsoet (the “Vilsoet Employment Agreement”). Pursuant to the Vilsoet Employment Agreement, Mr. Vilsoet serves as General Counsel of the Company. The Vilsoet Employment Agreement provides for an initial term of employment that began on May 9, 2005 and continues until May 9, 2009. The initial term is automatically renewed for additional 12-month periods unless either party gives prior notice of nonrenewal. Under the terms of the Vilsoet Employment Agreement, Mr. Vilsoet is provided with the following compensation: (i) an annual base salary of $250,000 (subject to increase by the Board of Directors); (ii) an annual bonus equal to an amount between 20% and 50% of his base salary, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; and (iii) eligibility to participate in all employee benefit plans or programs of the Company.

Termination for Cause; Resignation for Any Reason; Death and Disability.  In the event that (i) the Company terminates the executive’s employment for “Cause” (as defined below) (ii) the executive resigns his employment for any reason or (iii) the executive dies or becomes disabled, the Company will not have any obligation to pay his base salary or other compensation or to provide him any employee benefits subsequent to the date of his termination or resignation of employment.

Termination without Cause.  In the event the Company terminates the executive’s employment without Cause, upon his execution and delivery of a waiver and release of claims, he will become entitled to receive the following payments and benefits, subject to his compliance with noncompetition, nonsolicitation and confidentiality covenants:

•	12 months of base salary continuation; and

•	12 months of continued medical and life insurance benefits (including benefits to eligible dependents).

Change of Control.  In the event of a Change of Control, the executive will become vested as of the date of the Change of Control in all outstanding stock options under the Company’s Long-Term Incentive Plan to the extent not already vested in such stock options.

Defined Terms.  The following terms provided in the Vilsoet Employment Agreement are used in this description.

“Cause” means (i) entering a plea of no-contest, or being convicted of any crime, that constitutes a felony; or (ii) any willful misconduct that is injurious to the financial condition or business reputation of the Company.

A “Change of Control” shall be deemed to have occurred with respect to the Company if any one or more of the following events occur: (i) a tender offer is made and consummated for fifty percent (50%) or more of the outstanding voting securities of the Company; (ii) any person acquires fifty percent (50%) or more of the outstanding voting securities of the Company; (iii) substantially all of the assets of the Company are sold or transferred to another person, corporation or entity that is not a wholly owned subsidiary of the Company; or (iv) a change in the Board of Directors of the Company such that a majority of the seats on the Board of Directors are occupied by individuals who were neither nominated by a majority of the directors as of the close of business on the effective date of the executive’s employment agreement nor appointed by directors so nominated.

Lisa Aliperta — Separation Agreement

Effective September 1, 2009, the Company entered into a separation agreement with Lisa Aliperta (the “Aliperta Separation Agreement”). Pursuant to the Aliperta Separation Agreement, the Company will continue to pay Ms. Aliperta’s base salary until January 30, 2010, an aggregate amount of approximately $80,800 less any tax-related deductions or withholdings. In addition, the Aliperta Separation Agreement provides for (i) a payment of $40,000 not later than October 31, 2009 and, (ii) no later than December 31, 2009, a payment equal to the fair market value at December 15, 2009 of restricted stock units that would have vested on that date had Ms. Aliperta remained an employee of the Company.

The payments and benefits provided to Ms. Aliperta under the Aliperta Separation Agreement required her execution and delivery of a general release of claims against the Company and continued compliance with certain confidentiality provisions.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about common stock of the Company that may be issued under its equity compensation plans as of July 25, 2009, including the 1991 Incentive Stock Option Plan, the 1998 Incentive Stock Option Plan, the 2001 Directors Stock Option Plan, the 2002 Directors Restricted Stock Plan, the 2003 Long-Term Incentive Plan and the 2007 Non-Employee Director’s Equity Plan, all of which were approved by the Company’s shareholders. No further options will be granted under the 1991 Incentive Stock Option Plan, the 1998 Incentive Stock Option Plan or the 2001 Directors Stock Option Plan.

(c)
Number of
	(a)		Securities Remaining
	Number of	(b)	Available for Future Issuance
	Securities to Be Issued	Weighted-Average	Under Equity
	Upon Exercise	Exercise Price	Compensation Plans
	of Outstanding	of Outstanding	(Excluding Securities
	Options, Warrants	Options, Warrant	Reflected in
Plan category	and Rights	and Rights	Column (a))

Equity compensation plans approved by security holders	2,866,675	$23.36	2,209,194
Equity compensation plans not approved by security holders	—	—	—

Total	2,866,675	$23.36	2,209,194

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the beneficial ownership of the Company’s common stock as of October 2, 2009. We have listed each person known to us that beneficially owns more than five percent (5%) of our outstanding common stock, each of the Company’s directors, each of the current Named Executive Officers identified in the Summary Compensation Table on page 29 of this Proxy Statement, and all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The percentage ownership is based on 38,994,161 shares of common stock outstanding as of October 2, 2009. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 2, 2009, and restricted stock units that vest within 60 days of October 2, 2009, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the address for each of the individuals listed below is c/o Dycom Industries, Inc., 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408.

			Percent
	Number of Shares		Ownership of
	of Common Stock		Common Stock
	Beneficially		Beneficially
Name of Beneficial Owner	Owned		Owned

5% Stockholders:
Buckhead Capital Management, LLC	2,179,607	(1)	5.59%
1545 Peachtree Street NE, Suite 550, Atlanta, Georgia 30309
Directors and Executive Officers:
Thomas G. Baxter	29,240	(2)	*
Charles M. Brennan, III	65,982	(3)	*
James A. Chiddix	33,272	(4)	*
Charles B. Coe	25,513	(5)	*
Stephen C. Coley	38,514	(6)	*
Patricia L. Higgins	10,714	(7)	*
Steven E. Nielsen	894,127	(8)	2.29%
Timothy R. Estes	278,907	(9)	*
H. Andrew DeFerrari	27,862	(10)	*
Richard B. Vilsoet	37,363	(11)	*
Lisa Aliperta	—		*
All directors and executive officers as a group (11 persons)	3,621,101	(12)	9.29%

*	Less than 1% of the outstanding common stock.

(1)	Based solely on information contained in a Schedule 13G filed with the SEC on February 18, 2009 by Buckhead Capital Management, LLC. The Schedule 13G indicates that 2,179,607 shares are beneficially owned by Buckhead

Capital Management, LLC. Buckhead Capital Management, LLC exercises sole voting and dispositive power over all 2,179,607 shares.

(2)	Includes 14,167 shares of common stock that may be acquired through the exercise of stock options and 5,772 shares of common stock underlying unvested time vesting restricted stock units.

(3)	Includes 23,500 shares of common stock that may be acquired through the exercise of stock options and 5,772 shares of common stock underlying unvested time vesting restricted stock units.

(4)	Includes 5,000 shares of common stock that may be acquired through the exercise of stock options and 4,873 shares of common stock underlying unvested time vesting restricted stock units.

(5)	Includes 14,334 shares of common stock that may be acquired through the exercise of stock options and 4,873 shares of common stock underlying unvested time vesting restricted stock units.

(6)	Includes 19,500 shares of common stock that may be acquired through the exercise of stock options and 6,575 shares of common stock underlying unvested time vesting restricted stock units.

(7)	Includes 3,151 shares of common stock that may be acquired through the exercise of stock options and 4,873 shares of common stock underlying unvested time vesting restricted stock units.

(8)	Includes 374,674 shares of common stock that may be acquired through the exercise of stock options and 12,065 shares of common stock underlying unvested performance vesting restricted stock units.

(9)	Includes 177,500 shares of common stock that may be acquired through the exercise of stock options and 7,628 shares of common stock underlying unvested performance vesting restricted stock units.

(10)	Includes 20,000 shares of common stock that may be acquired through the exercise of stock options and 578 shares of unvested time vesting restricted stock.

(11)	Includes 25,000 shares of common stock that may be acquired through the exercise of stock options and 866 shares of unvested time vesting restricted stock.

(12)	Includes 676,826 shares of common stock that may be acquired through the exercise of stock options and 53,875 shares of common stock underlying unvested time vesting and performance vesting restricted stock and restricted stock units for all directors and executive officers as a group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy and procedures for the review of all transactions in which the Company is a participant and any director or nominee, executive officer or security holder of more than five percent of our common stock (or, in the case of the foregoing persons, their immediate family members) has a direct or indirect financial interest (each a “related person transaction”).

A member of the Board of Directors or any of our executive officers proposing to enter into such transaction must report the proposed related person transaction to the Company’s General Counsel or Vice President of Internal Audit. The policy calls for the proposed related person transaction to be reviewed, and if deemed appropriate, approved by the Audit Committee. Generally, the Audit Committee will approve the transaction if the Audit Committee determines the transaction is beneficial to the Company and contains the same or reasonably comparable terms as would be obtained in an arm’s length transaction with an unrelated third party.

Neither the Company nor any of its subsidiaries has engaged in any related party transaction since the beginning of the last fiscal year.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent (10%) of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Our officers, directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish us with all Section 16(a) forms they file. Based solely on our review of such reports, or written representations from persons required to file such reports, we believe that all such Section 16(a) filing requirements were satisfied during fiscal year 2009.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT AUDITOR

Deloitte & Touche LLP has been appointed by the Audit Committee and the Board of Directors to serve as the Company’s independent auditor for fiscal 2010. Shareholder ratification of this appointment is not required by the Company’s By-laws or otherwise; however, the Board of Directors considers a proposal for shareholders to ratify the appointment to be an opportunity for shareholders to provide direct feedback to the Board of Directors on an important aspect of corporate governance and good corporate practice. If shareholders fail to ratify the appointment, the Audit Committee and the Board of Directors will consider whether it is appropriate to select another registered independent public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered independent public accounting firm at any time during the year if the Audit Committee believes this change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting for the purposes of responding to shareholders’ questions and making statements that they consider appropriate.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal 2010.

PRINCIPAL ACCOUNTING FIRM FEES

The Company’s independent auditor fee pre-approval policy provides for an annual process through which the Audit Committee evaluates and pre-approves the nature, scope and fees associated with the annual audit of the Company’s financial statements and other audit related services. The Audit Committee pre-approves all other audit and permissible non-audit services provided by the Company’s independent auditors on a case-by-case basis. These services may include audit services, audit related services, tax services and other permissible services.

Aggregate fees billed for the fiscal years ended July 25, 2009 and July 26, 2008 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are as follows:

	2009	2008

Audit Fees(a)	$1,850,848	$2,006,736
Audit-Related Fees(b)	—	—
Tax Fees(c)	—	—
All Other Fees(d)	—	—

Total	$1,850,848	$2,006,736

(a)	Audit Fees for each of fiscal 2009 and 2008 consist of fees and expenses for professional services in connection with the audit of the annual financial statements, reviews of our quarterly reports filed on Form 10-Q and reviews of registration statements and other periodic filings with the SEC. Amounts also include fees for the audit of the Company’s internal control over financial reporting, as promulgated by Section 404 of the Sarbanes-Oxley Act.

(b)	Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting.

(c)	Tax Fees include fees for tax research and tax advice.

(d)	All Other Fees are fees for any services not included in the first three categories.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) of the Company’s Board of Directors consists of three directors, all of whom meet the independence standards of the New York Stock Exchange and the applicable rules of the U.S Securities and Exchange Commission. The Committee operates in accordance with a written charter adopted by the Board of Directors. The Committee reviews the charter on an ongoing basis and a copy, which has been approved by the Board of Directors, is available on the Company’s website at www.dycomind.com.

The Committee’s primary responsibility is to assist the Board of Directors in fulfilling its responsibility for oversight of (a) the quality and integrity of the Company’s financial statements and related disclosures, internal controls and financial reporting, (b) the Company’s compliance with applicable legal and regulatory requirements, (c) the Company’s independent auditors’ qualifications, independence and performance and (d) the performance of the Company’s internal audit and control functions.

Management has the primary responsibility for preparing the Company’s consolidated financial statements and the overall financial reporting process, including maintaining the Company’s system of internal accounting controls. The Company’s independent auditors, Deloitte & Touche LLP (“Deloitte”), have the responsibility for auditing the Company’s financial statements and issuing an opinion as to the conformity of those audited financial statements to accounting principles generally accepted in the United States of America, and for auditing the effectiveness of the Company’s internal control over financial reporting. The Committee monitors and oversees these processes.

The Committee reviewed the Company’s audited consolidated financial statements and the results of the audits relating to the Company’s internal control over financial reporting for the 2009 fiscal year, and discussed those matters with management and Deloitte. During the 2009 fiscal year, the Committee also discussed the interim financial information contained in each quarterly earnings announcement with management and Deloitte prior to public release. In addition, the Committee regularly discussed with management, the internal auditors and Deloitte the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing and the quality of the Company’s financial reporting. The Committee regularly meets separately with management, the Company’s internal auditors and Deloitte. The Committee reviewed with both the independent and internal auditors their audit plans, audit scope, and the identification of audit risks. The Committee also discussed with the independent auditors all matters required by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance).

As part of the Committee’s oversight responsibilities of the audit process, the Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte any relationships that may impact their objectivity and independence from the Company and from management of the Company.

Based on the aforementioned reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 25, 2009 for filing with the Securities and Exchange Commission. The Committee also approved the appointment of Deloitte as the Company’s independent auditors for the 2010 fiscal year.

Audit Committee

Charles M. Brennan, III, Chair
Charles B. Coe
Stephen C. Coley

ADDITIONAL INFORMATION

Proposals For Fiscal Year 2010 Annual Meeting of Shareholders

Proposals by shareholders intended to be presented at the 2010 Annual Meeting of Shareholders must be received by the Secretary of the Company on or before July 1, 2010 to be considered for inclusion in the Company’s proxy materials for that meeting.

In addition, shareholders who desire to propose an item of business for action at an annual meeting of shareholders (other than proposals submitted by inclusion in the Proxy Statement), including the election of a director, must follow certain procedures set forth in the Company’s By-Laws. In general, written notice must be received by the Secretary of the Company not less than ninety (90) days or more than one hundred twenty (120) days before the anniversary date of the immediately preceding annual meeting of shareholders. The notice should contain a brief description of the proposal and the reason for conducting such business; the name and address of the shareholder proposing such business, as it appears in our books; the class and number of shares of the Company that are beneficially owned by the shareholder; and any financial interest of the shareholder in such business. Shareholders should, however, consult the Company’s By-Laws to ensure that the specific requirements of such notice are met. A copy of the Company’s By-Laws may be obtained by any shareholder, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408.

All shareholder proposals should be sent to the Company’s executive offices at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408, Attention: Corporate Secretary.

Expenses of Solicitation

The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by directors, officers and regular employees of the Company, without compensation, in person or by mail, telephone, facsimile transmission, telephone or electronic transmission. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding proxy material to beneficial owners.

Other Matters

We know of no other matters that will be brought before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Annual Meeting, the persons named as proxies and acting thereon will have discretion to vote on those matters according to their judgment to the same extent as the person delivering the proxy would be entitled to vote.

Notice of Internet Availability of Proxy Materials

Dycom Industries, Inc.’s 2009 Proxy Statement and its 2009 Annual Report are available at the Company’s website, www.dycomind.com. Please note that the other information contained in or connected to our website is not intended to be part of this Proxy Statement.

By Order of the Board of Directors,

Richard B. Vilsoet
Secretary

October 27, 2009

DYCOM INDUSTRIES, INC. 11770 U.S. HIGHWAY 1, SUITE 101 PALM BEACH GARDENS, FL 33408 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends that you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 0 0 0 01 Stephen C. Coley 02 Patricia L. Higgins 03 Steven E. Nielsen The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal 2010. 3 To vote at the discretion of the proxies and attorneys-in-fact on the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof. NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3. If other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. 0 0 0 0 0 0 For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Dycom Industries, Inc. 11770 U.S. Highway 1, Suite 101 Palm Beach Gardens, FL 33408 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . DYCOM INDUSTRIES, INC. Proxy for the 2009 Annual Meeting of Shareholders — November 24, 2009 This Proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Steven E. Nielsen and H. Andrew DeFerrari, and each of them, proxies and attorneys-in-fact, with the power of substitution (the action of both of them or their substitutes present and acting or if only one be present and acting, then the action of such one to be inany event controlling), to vote all shares of common stock held of record by the undersigned on October 2, 2009 at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company scheduled to be held on November 24, 2009, and at any adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side